Exhibit 10.1

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT.  THE CONFIDENTIAL PORTIONS HAVE BEEN REDACTED AND ARE DENOTED BY [***].  THE CONFIDENTIAL PORTIONS HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

ASSET PURCHASE AGREEMENT

BY AND AMONG

STEWART & STEVENSON SERVICES, INC.,

STEWART & STEVENSON PETROLEUM SERVICES, INC.,

STEWART & STEVENSON INTERNATIONAL, INC.,

SIERRA DETROIT DIESEL ALLISON, INC.,

S&S TRUST

AND

HUSHANG ANSARY

DATED SEPTEMBER 27, 2005

Exhibits

Exhibit 2.9(a)(i)	Form of Bill of Sale, Assignment and Assumption Agreement
Exhibit 2.9(a)(ii)	Form of Supply Agreement
Exhibit 2.9(a)(iii)	Form of Assignment of Registered Intellectual Property
Exhibit 2.9(a)(vi)	Form of Lease Agreement
Exhibit 2.9(a)(vii)	Form of Transition Services Agreement
Exhibit 2.9(a)(xi)	Form of Confirmation of Closing
Exhibit 2.9(a)(xvi)	[***]
Exhibit 2.9(a)(xvii)	[***]

Sections of Seller Disclosure Letter

Section 1.1	Knowledge
Section 2.1(j)	Domain Names
Section 2.1(k)	Cash In Bank Accounts
Section 2.2(c)	Excluded Deposits, Prepaid Expenses, Claims for Refunds and Rights to Offset
Section 2.2(e)	Excluded Seller Contracts
Section 2.2(o)	Excluded Claims Against Third Parties
Section 2.2(p)	Excluded Business Property
Section 2.2(q)	Other Excluded Property and Assets
Section 2.4(a)(v)	Other Assumed Liabilities
Section 3.2(b)	Conflict
Section 3.2(c)	Notices or Consents
Section 3.3	Financial Statements
Section 3.5(a)	Assets With an Original Cost in Excess of $10,000
Section 3.5(b)	Leased Assets with Monthly Payments in Excess of $2,500
Section 3.5(c)	Sufficiency of Assets
Section 3.6	Description of Real Property
Section 3.7(b)(i)	Non-Real Estate Encumbrances
Section 3.7(b)(ii)	Real Estate Encumbrances
Section 3.8	Accounts Receivable as of September 7, 2005
Section 3.9	Inventories
Section 3.12(a)	Labor Disputes; Compliance
Section 3.12(b)	Compensation of Affected Employees
Section 3.13(a)	Seller Benefit Plans
Section 3.13(b)	ERISA Matters
Section 3.14(a)	Compliance with Legal Requirements
Section 3.14(b)	Governmental Authorizations
Section 3.15(a)	Legal Proceedings
Section 3.15(b)	Orders
Section 3.15(c)	Compliance with Orders
Section 3.16	Certain Changes and Events
Section 3.17(a)	List of Certain Seller Contracts
Section 3.17(b)	Enforceability of Certain Seller Contracts

Section 3.17(c)	Compliance of Certain Seller Contracts
Section 3.17(d)	Warranty Claims
Section 3.18(a)	List of Insurance Policies
Section 3.18(c)	Self Insurance; Third Party Insurance Arrangements
Section 3.18(d)	Loss Experience
Section 3.19	Environmental Matters
Section 3.20(a)(i)	Owned Intellectual Property
Section 3.20(a)(ii)	Intellectual Property Encumbrances
Section 3.20(b)(i)	Licenses
Section 3.21	Related Party Transactions
Section 3.23	Letters of Credit

Sections of Buyer Disclosure Letter

Section 1.1	Knowledge
Section 4.2(c)	Conflicts
Section 4.2(d)	Consent

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is dated September       , 2005, by and among Hushang Ansary (the “Buyer”), and Stewart & Stevenson Services, Inc., a Texas corporation (“Parent”), Stewart & Stevenson Petroleum Services, Inc., a Delaware corporation (“SSPS”), Stewart & Stevenson International, Inc., a Delaware corporation (“SSI”), Sierra Detroit Diesel Allison, Inc., a Nevada corporation (“SDDA”), and S&S Trust, a Pennsylvania business trust (“S&S Trust,” and together with Parent, SSPS, SSI and SDDA, the “Sellers” and each, a “Seller”).

RECITALS

Sellers desire to sell, and Buyer desires to purchase, substantially all of the assets constituting the Business (as defined below), and Buyer is willing to assume certain obligations of Sellers relating to the Business, for the consideration and on the terms set forth in this Agreement.

The parties, intending to be legally bound, agree as follows:

1.                                       Definitions and Usage

1.1                                 DEFINITIONS

For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:

“Accounts Receivable” — (a) all trade accounts receivable and other rights to payment (including progress payments) from customers of Sellers related to the Business and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of each Seller, (b) all other accounts or notes receivable of each Seller related to the Business and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing.

“Adjustment Amount” — as defined in Section 2.10.

“Affected Employees” —  all employees of Sellers employed principally in connection with the Business, including persons on vacation, approved leave of absence, sick leave, family medical leave under the Family and Medical Leave Act, or short-term disability leave; and excluding persons on long-term disability leave under a long-term disability plan maintained by any Seller.

“Affidavit of Occasional Sale” — as defined in Section 2.6(b).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, and in the case of any natural Person shall include all relatives and immediate family members of such first Person.

For purposes of this definition, a Person shall be deemed to control another Person if such first Person directly or indirectly owns or holds fifty percent (50%) or more of the ownership interests in such other Person.

“Agreed Accounting Principles” — GAAP, applying the policies and procedures on a consistent basis, and as modified by the exceptions to GAAP, as set forth on Section 3.3 of the Seller Disclosure Letter.

“Agreement” — as defined in the first paragraph of this Agreement.

“Armored Cab Business” — the business of manufacturing and assembling Low Signature Armored Cabs, a special troop protection cab that fits on top of an army truck chassis built and manufactured by Stewart & Stevenson Tactical Vehicle Systems, L.P., a Subsidiary of Parent.

“Assets” — as defined in Section 2.1.

“Assignment and Sublicense (Varco)” — as defined in Section 2.9(a)(xvii).

“Assumed Liabilities” — as defined in Section 2.4(a).

“Bids”  — as defined in Section 2.1(e).

“Bill of Sale, Assignment and Assumption Agreement” — as defined in Section 2.9(a)(i).

“Bulk Sales Laws” — as defined in Section 5.4.

“Business” — as defined in Section 2.1.

“Business Day” — any day other than Saturday, Sunday or any other day on which banks in Houston, Texas are authorized or required to be closed.

“Business Intellectual Property”  — as defined in Section 3.20(a).

“Business Property” — as defined in Section 3.6.

“Business Records” — as defined in Section 2.1(g).

“Buyer” — as defined in the first paragraph of this Agreement.

“Buyer Contact” — as defined in Section 12.2(a).

“Buyer Disclosure Letter” — the disclosure letter delivered by Buyer to Sellers concurrently with the execution and delivery of this Agreement, as amended pursuant to the terms of this Agreement.

“Buyer Entity” — the Person directly or indirectly controlled by Buyer that assumes this Agreement pursuant to Section 13.8.

“Buyer Group” — as defined in Section 6.1.

“Buyer Indemnitees” — as defined in Section 11.2.

“Closing” — as defined in Section 2.8.

“Closing Balance Sheet” — as defined in Section 2.11(a).

“Closing Date” — the date on which the Closing actually takes place.

“Closing Net Asset Value” — as defined in Section 2.11(a).

“Closing Payment” —nine million dollars ($9,000,000), plus a cash amount equal to the Estimated Closing Net Asset Value of the Business on the Closing Date.

“COBRA”  —  the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” — the Internal Revenue Code of 1986, as amended.

“Confidential Information” — as defined in Section 12.1(a).

“Confirmation of Closing” — as defined in Section 2.9(a)(xi).

“Consent” — any approval, consent, ratification, waiver or other authorization.

“Contemplated Transactions” — all of the transactions contemplated by this Agreement.

“Contract” — any agreement, contract, Lease, commitment or other undertaking or arrangement.

“Customer Performance Assurance” — any guaranty, cash, letter of credit or other property of any kind or nature deposited as or otherwise constituting collateral security for the performance by any party (other than a Seller) to any Seller Contract.

“Damages” — as defined in Section 11.2.

“DES Business” — all of any Seller’s and its Affiliates’ right, title, and interest in and to all of such Seller’s or its Affiliate’s property and assets belonging to such Seller or any of its Affiliates and all Liabilities of any Seller and its Affiliates that in each case relate to the business conducted by the former Distributed Energy Solutions segment of Parent that has been classified as a discontinued operation in Parent’s publicly disclosed consolidated financial statements.

“Disclosing Party” — as defined in Section 12.1(a).

“Dispute” — as defined in Section 13.4.

“Effective Time” —  the time on the Closing Date specified in the Confirmation of Closing.

“Election Period” — as defined in Section 11.7(c).

“Encumbrance” — any charge, claim, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Condition” — any pollution, contamination, degradation, damage or injury caused by, related to, arising from, or in connection with the generation, handling, use, treatment, storage, transportation, disposal, discharge, Release, or emission of any “Hazardous Materials.”

“Environmental Laws” — all applicable laws, regulations, enforceable requirements that have the effect of law, orders, decrees, judgments, injunctions, permits, licenses, approvals, consents or authorizations issued, promulgated or entered into by any Governmental Body pertaining to the protection of human health or the environment, including the Comprehensive Environmental Response, Compensation, and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. § 9601 et seq. (“CERCLA”), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (“RCRA”), the Federal Water Pollution Control Act, as amended by the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., and any similar state or local statutes, in each case where such laws are in effect on or prior to the Closing Date.

“Environmental Liabilities” — any and all liabilities, responsibilities, claims, suits, losses, costs (including remedial, removal, response, abatement, clean-up, investigative, or monitoring costs and any other related costs and expenses), other causes of action, damages, settlements, expenses, charges, assessments, liens, penalties, fines, pre-judgment and post-judgment interest, attorneys’ fees and other legal fees: (i) pursuant to any agreement, order, notice (including notices of violation or noncompliance), or responsibility, directive (including directives embodied in Environmental Laws), injunction, judgment, or similar documents (including settlements), arising out of or in connection with any Environmental Laws, or (ii) pursuant to any claim by a Governmental Body or other Person for personal injury, property damage, damage to natural resources, remediation, or payment or reimbursement of response costs incurred or expended by the Governmental Body or other Person pursuant to Environmental Laws.

“Environmental Material Adverse Effect” shall mean any Environmental Liabilities that are reasonably expected to exceed $25,000 per occurrence or series of related occurrences, or $100,000 in the aggregate.

“ERISA” — the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate”  — any other entity that, together with any Seller, would be treated as a single employer under Section 414 of the Code or Section 4001(a) or (b) of ERISA.

“Estimated Closing Balance Sheet” — an estimated balance sheet of the Business as of the Closing Date prepared in good faith by Sellers applying the Agreed Accounting Principles, in form and substance as mutually and reasonably agreed to by Sellers and Buyer.

“Estimated Closing Net Asset Value” — the Net Asset Value calculated from the Estimated Closing Balance Sheet.

“Exchange Act” — the Securities Exchange Act of 1934.

“Excluded Assets” — as defined in Section 2.2.

“Financial Statements” — as defined in Section 3.3.

“GAAP” — generally accepted accounting principles for financial reporting in the United States.

“Governmental Authorization” — any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement, which consent, license, registration or permit is used in the operation of the Business or necessary for the consummation of the Contemplated Transactions.

“Governmental Body” — any:

(a)                                  nation, state, county, city, town, borough, village, district or other jurisdiction;

(b)                                 federal, state, local, municipal, foreign or other government;

(c)                                  governmental, quasi-governmental or regulatory authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental, quasi-governmental or regulatory powers); or

(d)                                 body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power.

“happening or manifested” — refers to the actual time at which the circumstance, condition, occurrence, event, physical accident or injury giving rise to a Liability occurs (regardless of when the product design, manufacture, distribution or sale or related service occurs).

“Hazardous Material” — any substance, material or waste that is regulated by any Governmental Body, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,”

“restricted hazardous waste” or “toxic substance” under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, friable asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

“HSR Act” — the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hybrid Bus Business” —  that business of Parent and any of its Subsidiaries arising out of, relating to or associated with hybrid electro motivation for wheeled vehicles.

“Indemnitee” — as defined in Section 11.7(a).

“Indemnitor” — as defined in Section 11.7(a).

“Independent Accountants” — KPMG LLP, or if KPMG LLP is not independent in the reasonable determination of Buyer or Parent, then an independent auditing firm of nationally or regionally recognized standing selected by the mutual agreement of Buyer and Parent within 15 days of the date on which the Independent Accountants are proposed to begin serving or, if Buyer and Parent are unable to agree within such period, an independent auditing firm of nationally or regionally recognized standing selected jointly by two other such firms, one of which shall be specified by Buyer and one of which shall be specified by Parent, within 15 days after the expiration of such period.

“Initial Balance Sheet” — as defined in Section 3.3.

“Initial Net Asset Value” — $51,897,000, which is the excess of total assets over total current liabilities of the Business, as reflected on the Initial Balance Sheet.

“Intellectual Property” — (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent and invention disclosures, together with all reissuances, continuations, continuations-in-part, divisionals, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, slogans, trade dress, logos, icons, designs, trade designation, trade names, and corporate names all registered or unregistered, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith, (d) all mask works and all applications, registrations and renewals in connection therewith, (e) all trade secrets and confidential information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all Software (including data and related documentation), (g) all other proprietary rights, including internet web sites and internet domain names and (h) all copies and tangible embodiments thereof (in whatever form or medium).

“Intellectual Property Licenses” — as defined in Section 3.20(b).

“Inventories” — all inventories of Sellers related to or used in the operation of the Business, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by Sellers in the production of finished goods for the Business.

“IRS” — the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

“Knowledge” — with respect to Sellers, Sellers will be deemed to have Knowledge of a particular fact or other matter if any individual named in Section 1.1 of the Seller Disclosure Letter is actually aware of that fact or matter; and with respect to Buyer, Buyer will be deemed to have Knowledge of a particular fact or other matter if any individual named in Section 1.1 of the Buyer Disclosure Letter is actually aware of that fact or matter.

“Lease” — any Real Property Lease or any lease or rental agreement, license, right to use or installment and conditional sale agreement to which any Seller is a party used in the operation of the Business and any other Seller Contract pertaining to the leasing or use of any Tangible Personal Property.

“Lease Agreement” — as defined in Section 2.9(a)(vi).

“Legal Requirement” — any federal, state or municipal law, ordinance, regulation, statute or treaty.

“Liability” — with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, reserved or unreserved, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Net Asset Value” — the excess of total assets over total current liabilities of the Business, as reflected on the Initial Balance Sheet or on the Closing Balance Sheet, as required by the context.

“Non-Real Estate Encumbrances” — as defined in Section 3.7(b).

“Notice of Dispute” — as defined in Section 13.4.

“Order” — any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

“Owned Intellectual Property” — as defined in Section 3.20(a).

“Owned Property” — as defined in Section 3.6.

“Parent” — as defined in the first paragraph of this Agreement.

“Permitted Encumbrances” — as defined in Section 3.7(b).

“Permitted Non-Real Estate Encumbrances” — as defined in Section 3.7(b).

“Person” — an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

“Pre-Closing Property Taxes” — as defined in Section 2.5.

“Proceeding” — any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Purchase Price” — as defined in Section 2.3.

“Real Property Lease” — as defined in Section 3.6.

“Receiving Party” — as defined in Section 12.1(a).

“Record” — information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Registered Intellectual Property”  — all Business Intellectual Property, whether owned by a Seller or owned by a Third Party who has granted a right of any sort with respect to such Intellectual Property to a Seller, that is: (i) a patent or patent application, (ii) an application or a registration for a trademark, service mark, trade dress, trade name, logo, icon, design, trade designation, slogan, corporate name or internet web site or internet domain name, or (iii) a copyright registration or application.

“Related Person” — with respect to a specified Person:

(a)                                  any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person;

(b)                                 any Person that holds a Material Interest in such specified Person;

(c)                                  each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);

(d)                                 any Person in which such specified Person holds a Material Interest; and

(e)                                  any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

For purposes of this Agreement, (a) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

“Release” — any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the environment.

“Representative” — with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“Representative Party” — as defined in Section 9.1(a).

“Restrictive Covenants” — as defined in Section 11.12(a).

“Retained Liabilities” — as defined in Section 2.4(b).

“Securities Act” —  the Securities Act of 1933, as amended.

“Seller” or “Sellers” — as defined in the first paragraph of this Agreement.

“Seller Benefit Plans” — all (i) employee welfare benefit plans or employee pension benefit plans as defined in sections 3(1) and 3(2) of ERISA, including plans, programs or arrangements that provide retirement income or result in deferrals of income by employees for periods extending to their terminations of employment or beyond, and plans that provide medical, surgical or hospital care benefits or benefits in the event of sickness, accident, disability, death or unemployment and (ii) other employee benefit agreements or arrangements that are not ERISA plans, including any deferred compensation plans, incentive plans, bonus plans or arrangements, stock option plans, stock purchase plans, stock award plans, golden parachute agreements, severance pay plans, dependent care plans, cafeteria plans, employee assistance programs, scholarship programs, retention incentive agreements, vacation policies and, or other similar plans, agreement or arrangements that (a) are maintained by any Seller, any ERISA Affiliate or any of its Related Persons for the benefit of Affected Employees, (b) have been approved by any Seller, any ERISA Affiliate or any of its Related Persons but are not yet effective for the benefit of Affected Employees or their beneficiaries, or (c) were previously maintained by any Seller, any ERISA Affiliate or any of its Related Persons for the benefit of the Affected Employees or their beneficiaries and with respect to which, in each case, any Seller, any ERISA Affiliate or any of its Related Persons may have any liability, contingent or otherwise.  However, “Seller Benefit Plans” shall not include any agreements between any Seller and any Affected Employees pursuant to which such Seller has agreed to pay Affected Employees any compensation in consideration of their services rendered in connection with the sale of the Assets or the Business (“Transaction Bonuses”).

“Seller Contact” — as defined in Section 12.2(a).

“Seller Contract” — any Contract related primarily to or used in the operation of the Business (a) under which any Seller has or may acquire any rights or benefits; (b) under which any Seller has or may become subject to any obligation or liability; or (c) by which any Seller or any of the Assets may become bound.  The term Seller Contract includes any Customer Performance Assurance.

“Seller Disclosure Letter” — the disclosure letter delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement, as amended pursuant to the terms of this Agreement.

“Seller Indemnitees” — as defined in Section 11.3.

“Snow Blower Business” —  that business of Parent or any of its Subsidiaries arising out of, relating to or associated with snow removal equipment.

“Software” — all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.

“Subcontract” — as defined in Section 2.9(a)(viii).

“Subsidiary” — with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

“Supply Agreement” — as defined in Section 2.9(a)(ii).

“Survival Period” — as defined in Section 11.6.

“Tangible Personal Property” — all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventories) of every kind owned or leased by any Seller and used in the operation of the Business, together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

“Tax” — any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner and including any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

“Tax Return” — any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Termination Date” — as defined in Section 9.1(e).

“Third Party” — a Person that is not a party to this Agreement.

“Third Party Claim” — any claim against any Indemnitee by a Third Party that could give rise to a right of indemnification under this Agreement.

“Transaction Agreements” — as defined in Section 11.12(a).

“Transaction Bonuses” — as defined in the last sentence of the definition of Seller Benefit Plans.

“Transferred Employee” — as defined in Section 10.1(a).

“Transition Services Agreement” — as defined in Section 2.9(a)(vii).

[***]

1.2                                 USAGE

(a)           Interpretation. In this Agreement, unless a clear contrary intention appears:

(i)                                           the singular number includes the plural number and vice versa;

(ii)                                        reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii)                                     reference to any gender includes each other gender;

(iv)                                    reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v)                                       reference to any Legal Requirement means, unless expressly indicated otherwise, such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means, unless expressly indicated otherwise, that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi)                                    “hereunder,” “hereof,” “hereto,”  and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(vii)                                 “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(viii)                              “or” is used in the inclusive sense of “and/or”;

(ix)                                      with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(x)                                         references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b)           Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

(c)           Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

2.                                       Sale and Transfer of Assets; Closing

2.1                                 ASSETS TO BE SOLD

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing and effective as of the Effective Time, each Seller shall sell, convey, assign, transfer, and deliver to Buyer, and Buyer shall purchase and acquire from such Seller, free and clear of any

Encumbrances other than Permitted Encumbrances, all of such Seller’s right, title, and interest in and to all of the following:

(a)                                  all Real Property Leases described in Section 3.6 of the Seller Disclosure Letter;

(b)                                 all Tangible Personal Property, including those items described in Section 3.5(a) of the Seller Disclosure Letter;

(c)                                  all Inventories;

(d)                                 all Accounts Receivable;

(e)                                  all Seller Contracts, including those listed in Section 3.17(a) of the Seller Disclosure Letter, and all outstanding offers or solicitations made by or to any Seller to enter into any Seller Contract (“Bids”), other than Seller Contracts or Bids described in Section 2.2(e);

(f)                                    all Governmental Authorizations related to or used in the operation of the Business and all pending applications therefor or renewals thereof, including those listed in Section 3.14(b) of the Seller Disclosure Letter, in each case to the extent permitted by applicable Legal Requirement and otherwise transferable to Buyer;

(g)                                 the data and Records of each Seller related primarily to or used in the operation of the Business and located at a Business Property including client and customer lists and Records, referral sources, research and development reports and Records, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, engineering design drawings used in the operation of the Business, financial and accounting Records, creative materials, advertising materials, promotional materials, studies, reports, correspondence, files relating to the preparation, prosecution, registration, enforcement or defense of any Business Intellectual Property and other similar documents and Records (“Business Records”).  In addition, to the extent any such data or Records are not located at a Business Property, copies of any particular data or Records following reasonable request therefor, and, subject to Legal Requirements, copies of all personnel Records;

(h)                                 all of the intangible rights and property of Sellers that relate exclusively to the operation of the Business, including any such goodwill and Business Intellectual Property, as well as the right to sue, at law or in equity, or otherwise recover damages for any and all infringements, misappropriations or dilutions of any Business Intellectual Property;

(i)                                     all rights of Sellers relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof, in each case related to or used in the operation of the Business, that are not listed in Section 2.2(c) of the Seller Disclosure Letter and that are not excluded under Section 2.2(h);

(j)                                     all rights in internet domain names used, reserved or owned by any Seller or its Affiliates that are expressly set forth in Section 2.1(j) of the Seller Disclosure Letter;

(k)                                  all cash in the bank accounts listed in Section 2.1(k) of the Seller Disclosure Letter; and

(l)                                     all of such Seller’s other property and assets, real, personal, or mixed, tangible and intangible, of every kind and description, wherever located, belonging to such Seller and which relate primarily to or are used primarily in the operation of the business currently conducted by the Engineered Products Segment of Sellers that is reported in Parent’s publicly disclosed consolidated financial statements as the Engineered Products Segment, including the design, manufacturing, service and sale of equipment for coiled tubing, acidizing, fracturing, pumping (including nitrogen pumping equipment), railcar movers, seismic equipment systems, silicon controlled rectifiers and switchgear equipment as well as any goodwill associated therewith (but excluding the Excluded Assets) (collectively, the “Business”).

All of the property and assets to be transferred to Buyer hereunder are herein referred to collectively as the “Assets.”

2.2                                 EXCLUDED ASSETS

Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Sellers (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of Sellers after the Closing:

(a)                                  all cash, cash equivalents, securities, money on deposit with banks, certificates of deposit and similar instruments and short-term investments, other than as provided for in Section 2.1(k);

(b)                                 all minute books, stock Records and corporate seals;

(c)                                  those rights relating to deposits and prepaid expenses and claims for refunds and rights to offset in respect thereof listed in Section 2.2(c) of the Seller Disclosure Letter;

(d)                                 all insurance policies and rights thereunder and all insurance benefits, including rights and proceeds, arising from or relating to the Assets and the Assumed Liabilities prior to the Effective Time;

(e)                                  all Seller Contracts listed in Section 2.2(e) of the Seller Disclosure Letter;

(f)                                    all personnel Records and other Records that any Seller is required by Legal Requirement to retain in its possession;

(g)                                 all data and Records that do not constitute Business Records;

(h)                                 all deposits or claims for refund or credit of Taxes and other governmental charges of whatever nature to the extent relating to periods prior to the Effective Time;

(i)                                     all rights in connection with and assets of the Seller Benefit Plans;

(j)                                     all Government Authorizations that are not transferable;

(k)                                  all rights of Sellers under this Agreement, the Bill of Sale, Assignment and Assumption Agreement and the other Transaction Agreements;

(l)                                     except to the extent set forth in Section 3.20(a)(i) of the Seller Disclosure Letter and except for [***] each Seller’s right, title and interest in or to any patent, patent applications, corporate names, assumed fictional business names, trade names, registered and unregistered trademarks, service marks, applications, logos, icons or designs, including any trade designation that comprise or are similar to “Stewart & Stevenson,” the Stewart & Stevenson logo or any derivative or abbreviation thereof;

(m)                               each right in internet web sites and internet domain names other than the internet domain names expressly set forth in Section 2.1(j) of the Seller Disclosure Letter;

(n)                                 accounts, notes or debts owed to the Business from, or by the Business to, a Related Person of any Seller prior to the Effective Time;

(o)                                 all claims of any Seller against Third Parties relating to the Business or the Assets, whether choate or inchoate, known or unknown, contingent or noncontingent, listed in Section 2.2(o) of the Seller Disclosure Letter, except to the extent such claims relate to Assumed Liabilities;

(p)                                 all real property and interests in real property other than the Business Property, including, without limitation, the real property and interests in real property identified on Section 2.2(p) of the Seller Disclosure Letter and all other tangible personal property located on such premises; provided that this Section 2.2(p) shall not limit Buyer’s right to receive copies of certain data or Records pursuant to Section 2.1(g); and

(q)                                 all other assets not used in the Business, including, for the avoidance of doubt, the Armored Cab Business and the Snow Blower Business, as well as the DES Business and any other business reported as discontinued operations in the Parent’s publicly disclosed consolidated financial statements dated January 31, 2005 and any other property, assets and rights designated in Section 2.2(q) of the Seller Disclosure Letter.

2.3                                 CONSIDERATION

The consideration for the Assets (the “Purchase Price”) will be (i) the Closing Payment, (ii) plus or minus the Adjustment Amount, (iii) plus the assumption of the Assumed Liabilities. In accordance with Section 2.9(b), at the Closing, the cash portion of the Purchase Price, prior to adjustment on account of the Adjustment shall be delivered by Buyer to Sellers by wire transfer of immediately available funds.  The balance of the Purchase Price shall be satisfied by the execution and delivery of the Bill of Sale, Assignment and Assumption Agreement.  The Adjustment Amount shall be paid in accordance with Section 2.10.

2.4                                 LIABILITIES

(a)           Assumed Liabilities. On the Closing Date, but effective as of the Effective Time, Buyer shall assume and agree to discharge the Liabilities reflected on the Closing Balance Sheet that are unpaid as of the Effective Time and the following Liabilities of Sellers (the “Assumed Liabilities”):

(i)                                           any Liability (other than a liability to a Related Person of any Seller) to any of Sellers’ customers incurred by such Seller in the ordinary course of the Business for Bids outstanding as of the Effective Time;

(ii)                                        any Liability to any Seller’s customers under warranties implied by law and any warranty agreements and indemnities given by any Seller to its customers prior to the Effective Time in connection with the Business;

(iii)                                     any Liability arising out of or relating to any circumstance, condition, occurrence or event first happening or manifested at or after the Effective Time and arising out of or relating to (A) products of the Business designed, manufactured, distributed or sold or services provided prior to the Effective Time or (B) the Business or any action or inaction thereof or related thereto or to the Assets after the Closing Date, except in the case of clause (B), to the extent such Liability is a Retained Liability;

(iv)                                    except for the Liabilities covered by subparagraphs (ii) and (iii) above, any Liability to be performed or discharged at or after the Effective Time under contract or law as to any Seller Contract entered into (A) prior to the date of this Agreement, and assigned pursuant to Section 2.1(e), or (B) after the date hereof in accordance with Section 6.2; and

(v)                                       any Liability of any Seller expressly described in Section 2.4(a)(v) of the Seller Disclosure Letter.

(b)           Retained Liabilities. The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Sellers. “Retained Liabilities” shall mean every Liability of Sellers, disclosed or undisclosed, other than the Assumed Liabilities, including:

(i)                                           any Liability for Taxes arising as a result of any Seller’s (A) operation of the Business, (B) ownership of the Assets or (C) inclusion in a consolidated, affiliated, combined or unitary group (except as provided in Section 2.5) prior to the Effective Time;

(ii)                                        any Liability under any Contract or Bid not assumed by Buyer under Section 2.4(a);

(iii)                                     any Liability arising out of or relating to any circumstance, condition, occurrence or event first happening or manifested prior to the Effective Time and arising out of or relating to the products of the Business designed, manufactured, distributed or sold or services rendered prior to the Effective Time, including any Liability arising out of any Proceeding (including the obligation to handle such Proceeding) relating thereto, but excluding any Proceeding described in Section 2.4(a)(v) of the Seller Disclosure Letter;

(iv)                                    any Liability of any Seller under the Seller Benefit Plans or relating to payroll, sick leave, workers’ compensation or unemployment benefits for any of Seller’s employees;

(v)                                       any Environmental Liabilities of the Business arising out of or relating to any circumstance, condition, occurrence or event happening or manifested prior to the Effective Time;

(vi)                                    any Liability under any Transaction Bonuses or any employment, severance, retention or termination agreement with any employee of any Seller or any of its Related Persons, including, but not limited to, sponsorship of any Seller Benefit Plan;

(vii)                                 any Liability of any Seller to any Related Person of such Seller;

(viii)                              any Liability to indemnify, reimburse or advance amounts to any officer, director or employee of any Seller to the extent not reflected as a liability on the Closing Balance Sheet;

(ix)                                      any Liability of any Seller under this Agreement or any other document executed in connection with the Contemplated Transactions; and

(x)                                         any Liability of any Seller caused by such Seller’s ownership of the Assets or operation of Business, or such Seller’s acts or omissions occurring prior to or after the Effective Time, including without limitation any liability related to or arising out of the matters described in item 2 on Section 3.14(a) of the Seller Disclosure Letter.

2.5                                 PRORATIONS OF CERTAIN PROPERTY TAXES

Any general real or personal property Tax assessed against or pertaining to the Assets for the Tax period that includes the Closing Date shall be prorated between Buyer and Sellers as of the Closing Date in accordance with this Section 2.5.  To determine Sellers’ liability for any real and personal property Taxes for the period ending as of the Closing Date (the “Pre-Closing Property Taxes”), the total amount of such Taxes allocable to Sellers shall be the product of (i) such Tax for the entirety of the Tax period including the Closing Date, multiplied by (ii) a fraction, the numerator of which is the number of days in such Tax period prior to the Closing Date, and the denominator of which is the total number of days in the Tax period, and the balance of such Taxes shall be allocable to Buyer.  For purposes of the Initial Balance Sheet, the Estimated Closing Balance Sheet and, if necessary, the Closing Balance Sheet, an estimate of the Pre-Closing Property Taxes shall be based on the immediately preceding Tax period assessment.  When the actual amount of real or personal property Taxes estimated under this Section 2.5 is known, Buyer shall promptly advise Sellers of the proportionate share of actual real or personal property Taxes which constitute Pre-Closing Property Taxes and furnish Sellers with reasonably supporting documents evidencing the actual amount of such Taxes.  If the estimate of Pre-Closing Property Taxes made pursuant to this Section 2.5 was less than the actual Pre-Closing Property Taxes and such deficiency is not taken into account in the Adjustment Amount, Sellers shall pay in cash to Buyer such deficiency within thirty (30) days of receipt of such notice and reasonably supporting documents, and if such estimate was more than the actual Pre-Closing Property Taxes and such increase is not taken into account in the Adjustment Amount, Buyer shall, at the time such notice is given (which shall be no later than thirty (30) days from Buyer’s receipt of documentation evidencing the actual amount of real and personal property Taxes for the Tax period including the Closing Date), refund such excess in cash to Sellers.  Any disputes related to the allocation of real and personal property Taxes under this Section 2.5 shall be resolved by the Independent Accountants, in accordance with the procedure prescribed for disputes relating to the calculation of Closing Net Asset Value under Section 2.11.

2.6                                 SALES AND TRANSFER TAXES; RECORDING FEES

(a)                                  All sales and use, motor vehicle sales and use, transfer and documentary Taxes, if any, payable in connection with the sale, conveyances, assignments, transfers and deliveries to be made to Buyer hereunder shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Sellers, unless such Taxes are imposed as a result of a party’s failure to provide the documentation described in Section 2.6(b) or Section 2.6(c), in which case such Taxes shall be borne one hundred percent (100%) by the party failing to provide the appropriate documentation at Closing.  Buyer and Sellers shall each promptly pay any such Taxes directly to the Governmental Body assessing them and shall join in the execution of any necessary Tax Returns.  In the event that either Buyer or any Seller is audited in connection with such Taxes, the party being audited will notify the other parties of such audit and will not object to the other parties’ appearance in the audit.

(b)                                 Sellers represent and warrant to Buyer that the exchange of the Assets and the Business to the extent located in Texas qualifies for the occasional sale exemption provided under Section 151.304(a) and (b)(2) of the Texas Tax Code and 34 Texas Administrative Code Section 3.316(d), and Sellers shall deliver to Buyer at the Closing an Affidavit of Occasional Sale in the form promulgated by the Texas Comptroller of Public Accounts (the “Affidavit of Occasional Sale”) for purposes of establishing such exemption.  Upon the receipt of, and in reliance on, such Affidavit of Occasional Sale, Buyer shall deliver to Sellers a valid Texas exemption certificate corresponding to the Texas occasional sale exemption at Closing.

(c)                                  Sellers have disclosed in Section 3.5(a) of the Seller Disclosure Letter the United States locations of any Assets located outside of Texas.  In reliance of such disclosure, Buyer shall deliver to Sellers all state or local resale or exemption certificates required to claim valid exemptions, if any, from sale and use, motor vehicle sales and use, transfer or documentary Taxes otherwise payable in connection with the sale, conveyances, assignments, transfers and deliveries of the Assets to the Buyer.  Subject to Section 2.6(a), applicable sales Taxes shall be collected and due at Closing if valid exemption certificates are not provided by the appropriate party.

2.7                                 ALLOCATION

Buyer and Sellers shall agree upon the allocation of the Purchase Price among the Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (as well as any similar provision of state, local or foreign law, as appropriate), and a draft of IRS Form 8594 shall be delivered at Closing (the “Allocation Schedule”).  The Allocation Schedule shall be binding upon Buyer and Sellers.  Buyer and Sellers and their Affiliates agree to amend the Allocation Schedule as necessary to reflect the Adjustment Amount, and a final Allocation Schedule (the “Final Allocation Schedule”) shall be prepared by Buyer and Sellers on a basis consistent with the Allocation Schedule within thirty (30) days following the final determination of the Adjustment Amount under Section 2.11.  Buyer and Sellers and their Affiliates shall report, act, and file all Tax Returns (including, but not limited to, IRS Form 8594) in all respects and for all purposes consistent with the Final Allocation Schedule.  Buyer and Sellers shall each timely and properly prepare, execute, file and deliver all such documents, forms, and other information as either Buyer or Sellers may reasonably request in preparing the Allocation Schedule or the Final Allocation Schedule.  Neither Buyer nor Sellers shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the Final Allocation Schedule unless required to do so by any applicable Legal Requirement.

2.8                                 CLOSING

Unless this Agreement shall have been terminated pursuant to Section 9.1, the purchase and sale provided for in this Agreement (the “Closing”) shall take place as promptly as practical following the satisfaction or waiver (subject to applicable Legal Requirement) of all conditions (other than those conditions which by their nature are to be satisfied at Closing, but subject to the fulfillment or waiver of those conditions) set forth in Articles 7 and 8 (and, in any event not more than ten Business Days following the satisfaction or waiver of all such conditions), at the offices of Sellers’ counsel at 1301 McKinney, Suite 5100, Houston, Texas, unless Buyer and Sellers otherwise agree.

2.9                                 CLOSING OBLIGATIONS

In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a)           Sellers shall deliver to Buyer:

(i)                                           a bill of sale, assignment and assumption agreement with respect to the assignment of the Assets to Buyer and the assumption of the Assumed Liabilities by Buyer in the form of Exhibit 2.9(a)(i) (the “Bill of Sale, Assignment and Assumption Agreement”) executed by Sellers;

(ii)                                        a Supply Agreement in the form of Exhibit 2.9(a)(ii) executed by Parent (the “Supply Agreement”);

(iii)                                     assignments of all Registered Intellectual Property that is part of the Assets in the form of Exhibit 2.9(a)(iii) executed by the applicable Seller;

(iv)                                    such other bills of sale, assignments, documents (including the estimates of transfer tax obligations of Buyer based on the Allocation Schedule) and other instruments of transfer and conveyance of the Assets as may reasonably be requested by Buyer, each in form and substance reasonably satisfactory to Buyer and its legal counsel and executed by the applicable Seller;

(v)                                       the Estimated Closing Balance Sheet;

(vi)                                    the Industrial Lease Agreement in the form of Exhibit 2.9(a)(vi) (the “Lease Agreement”), executed by Parent or one of its Affiliates, as lessor;

(vii)                                 the Transition Services Agreement in the form of Exhibit 2.9(a)(vii) executed by Parent (the “Transition Services Agreement”);

(viii)                              one or more subcontracts in form and substance reasonably satisfactory to Sellers and Buyer covering each of the Seller Contracts that is subject to the provisions of Section 10.6(c), executed by each applicable Seller and, if necessary, one or more of its Affiliates (each, a “Subcontract”);

(ix)                                      the certificate required by Section 7.1;

(x)                                         a certificate of the Secretary of each Seller certifying, as complete and accurate as of the Closing, attached copies of the Articles of Incorporation in the case of the Parent, Certificates of Incorporation in the case of SDDA, SSPI and SSI, Deed of Trust in the case of S&S Trust, and bylaws of such Seller as in effect on the date thereof, certifying and attaching all requisite resolutions or actions of such Seller’s board of directors (or its equivalent) approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of such Seller executing this Agreement and any other document relating to the Contemplated Transactions;

(xi)                                      the Confirmation of Closing in the form of Exhibit 2.9(a)(xi) executed by Parent (the “Confirmation of Closing”);

(xii)                                   copies of all Consents which have been obtained by Sellers in connection with the Contemplated Transactions;

(xiii)                                the Affidavit of Occasional Sale;

(xiv)                               a certificate signed by each Seller stating that such Seller is not a “foreign person” as defined in Section 1445 of the Code;

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(b)           Buyer shall deliver to Sellers:

(i)                                           the Closing Payment by wire transfer of immediately available funds to an account specified by Sellers in a writing delivered to Buyer at least three (3) business days prior to the Closing Date;

(ii)                                        the Bill of Sale, Assignment and Assumption Agreement executed by Buyer;

(iii)                                     the sales tax exemption certificates described in Section 2.6(b), each in form and substance reasonably satisfactory to Sellers and their legal counsel and executed by Buyer;

(iv)                                    the Lease Agreement executed by Buyer, as tenant;

(v)                                       the Transition Services Agreement executed by Buyer;

(vi)                                    each Subcontract executed by Buyer;

(vii)                                 the certificate required by Section 8.1;

(viii)                              a certificate of the Secretary of Buyer certifying, as complete and accurate as of the Closing, attached copies of the Certificate of Incorporation and bylaws of Buyer as in effect on the date thereof and certifying and attaching all requisite resolutions or actions of Buyer’s board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement and any other document relating to the Contemplated Transactions;

(ix)                                      the Supply Agreement executed by Buyer; and

(x)                                         the Confirmation of Closing executed by Buyer.

2.10                           ADJUSTMENT AMOUNT AND PAYMENT

The “Adjustment Amount” will be equal to the amount determined by subtracting the Closing Net Asset Value from the Estimated Closing Net Asset Value. If the Estimated Closing Net Asset Value exceeds the Closing Net Asset Value, the Adjustment Amount shall be paid by wire transfer of immediately available funds by Sellers to an account specified by Buyer. If the Closing Net Asset Value exceeds the Estimated Closing Net Asset Value, the Adjustment Amount shall be paid by wire transfer of immediately available funds by Buyer to an account specified by Sellers. Within five (5) business days after the calculation of the Closing Net Asset Value becomes binding and conclusive on the parties pursuant to Section 2.11, Sellers or Buyer, as the case may be, shall make the wire transfer payment provided for in this Section 2.10.  For the purposes of this Section 2.10, the “Estimated Closing Net Asset Value” will equal the amount of the Estimated Closing Net Asset Value that was paid at Closing.

2.11                           ADJUSTMENT PROCEDURE

(a)                                  Buyer shall prepare a Closing Balance Sheet (“Closing Balance Sheet”) of the Business as of the Closing Date applying the Agreed Accounting Principles.  Buyer shall then determine the Net Asset Value as of the Effective Time (the “Closing Net Asset Value”) based upon the Closing Balance Sheet.  Buyer shall deliver the Closing Balance Sheet and its determination of the Closing Net Asset Value to Sellers within forty-five (45) days following the Closing Date.  The Closing Balance Sheet (i) will not account for or reflect in any manner any assets that do not constitute Assets and (ii) will account for and reflect all Assumed Liabilities that are required to be accounted for or reflected on such Closing Balance Sheet applying the Agreed Accounting Principles.  Sellers and their independent auditors and other Representatives shall have the right to review and verify the Closing Balance Sheet and determination of the Closing Net Asset Value when received and Buyer shall provide Sellers with access to all (i) work papers and written procedures used to prepare the Closing Balance Sheet and the determination of Closing Net Asset Value and (ii) books and Records and personnel to the extent necessary to enable Sellers and their independent auditors and other Representatives to conduct a full review of the Closing Balance Sheet and for them to fully evaluate Buyer’s calculation of the Closing Net Asset Value.  By way of clarification and amplification with respect to Buyer’s preparation of the Closing Balance Sheet (and to ensure that it is prepared on the same basis and applying the Agreed Accounting Principles as was done by Sellers in preparing the Initial Balance Sheet), special mention is made of, and Buyer (A) understands and accepts as binding with respect to its preparation of the Closing Balance Sheet the Sellers’ judgments as to valuation and reserve matters pertaining to such accounts in the Initial Balance Sheet, (B) accepts and agrees with Sellers’ application of the Agreed Accounting Principles including the valuations of current assets in respect thereof, and (C) will not contest or otherwise propose any change to the reserves established in connection with any Asset and valuation thereof in the Initial Balance Sheet except to the extent that any further reserves as to such Asset and valuation thereof are clearly required by application of the Agreed Accounting Principles as a result of the passage of time or changes in conditions, facts or circumstances since the date of the Initial Balance Sheet.

(b)                                 If within thirty (30) days following delivery of the Closing Balance Sheet and the Closing Net Asset Value calculation Sellers have not given Buyer written notice of their objection as to the Closing Net Asset Value calculation (which notice shall state the basis of Sellers’ objection), then the Closing Net Asset Value calculated by Buyer shall be binding and conclusive on the parties and be used in computing the Adjustment Amount.

(c)                                  If Sellers duly give Buyer such notice of objection, and if Sellers and Buyer fail to resolve the issues outstanding with respect to the Closing Balance Sheet and the calculation of the Closing Net Asset Value within thirty (30) days of Buyer’s receipt of Sellers’ objection notice, Sellers and Buyer shall submit the issues remaining in dispute to the Independent Accountants, for resolution applying the Agreed Accounting Principles.  If issues are submitted to the Independent Accountants for resolution, (i) Sellers and Buyer shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its agents and shall be afforded the opportunity to present to the

Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; (ii) the determination by the Independent Accountants, as set forth in a reasonably detailed notice to be delivered to both Parent and Buyer within forty-five (45) days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the parties and shall be used in the calculation of the Closing Net Asset Value; and (iii) Sellers and Buyer will each bear fifty percent (50%) of the fees and costs of the Independent Accountants for such determination.  In connection with the retention of the Independent Accountants, Sellers and Buyer agree that they will enter into a customary engagement agreement therewith, including appropriate provision for joint and several indemnity of such Independent Accountants as to their services and conclusions.

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3.                                       Representations and Warranties of Sellers

As of the date hereof, except with respect to the representations and warranties in Sections 3.2(c) and 3.17(a), as of August 5, 2005, Sellers, jointly and severally, represent and warrant to Buyer as follows:

3.1                                 ORGANIZATION AND GOOD STANDING

Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas, SSPS and SSI are corporations duly incorporated, validly existing and in good standing under the laws of the State of Delaware, each with full corporate power and authority to own, operate and lease their respective properties and assets and to carry on their respective businesses in the places and in the manner currently conducted.  S&S Trust is a business trust duly formed, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, with full trust power and authority to own, operate and lease its properties and assets and to carry on its business in the places and in the manner currently conducted.  Each Seller, other than S&S Trust, is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to do so would not have a material adverse effect on such Seller or the Business.

3.2                                 ENFORCEABILITY; AUTHORITY; NO CONFLICT

(a)                                  Each Seller has all requisite corporate or trust power and authority to enter into this Agreement and the documents to be delivered by such Seller at the Closing and to perform its obligations hereunder and thereunder, including the Contemplated Transactions.  This Agreement has been duly executed and delivered by each Seller and constitutes a legal, valid and binding obligation of each Seller, enforceable against each such Seller in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect creditors’ rights generally and by legal and equitable limitations on the availability of specific remedies. This Agreement and the Contemplated Transactions have been duly authorized by all necessary action by each Seller’s board of directors or trustees, as applicable.  No further corporate, trustee or shareholder action is necessary on the part of Sellers to execute and deliver this Agreement or to consummate the Contemplated Transactions.

(b)           Except as set forth in Section 3.2(b) of the Seller Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i)                                           Conflict with or violate the Articles of Incorporation of Parent or Certificate of Incorporation of SSPS or SSI or Deed of Trust of S&S Trust or bylaws of any Seller;

(ii)                                        Conflict with, result in a breach, violation or termination of any provision of, constitute a default under or give rise to any right of termination, cancellation or acceleration, or loss of any right or benefit or both, under any Seller Contract;

(iii)                                     Result in an acceleration or increase of any indebtedness or other amounts due with respect to the Business or the Assets;

(iv)                                    Result in the imposition or creation of any Encumbrance (other than a Permitted Encumbrance) upon or with respect to any of the Assets; or

(v)                                       To the Knowledge of Sellers, contravene, conflict with or result in a violation or breach of any Governmental Authorization, Legal Requirement or Order applicable to Sellers, the Business or the Assets or to which Sellers, the Business or any of the Assets may be subject.

(c)           Except as set forth in Section 3.2(c) of the Seller Disclosure Letter, no Seller is required to give any notice to or obtain any Consent or Governmental Authorization from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions, other than (i) those notices and Consents and Governmental Authorizations that have been obtained and are in full force and effect at the Effective Time, (ii) those notices and Consents required under the Seller Contracts not required to be disclosed in Section 3.17(a) of the Seller Disclosure Letter, and (iii) such notices and consents as may be required under foreign laws.  Notwithstanding anything herein to the contrary, the list of Consents set forth in Section 3.2(c) of the Seller Disclosure Letter that relate to Seller Contracts only relate to those Seller Contracts set forth in Section 3.17(a) of the Seller Disclosure Letter.

3.3                                 FINANCIAL STATEMENTS

Set forth in Section 3.3 of the Seller Disclosure Letter is an unaudited balance sheet of the Business as of September 3, 2005 (the “Initial Balance Sheet”) and a related unaudited statement of income of the Business for the seven month period then ended (collectively, the “Financial Statements”).  The Financial Statements fairly present in all material respects the financial condition and results of operations of the Business as of and for the seven month period ended on the balance sheet date, in accordance with the Agreed Accounting Principles.  The Financial Statements do not account for or reflect in any manner any assets that do not constitute Assets.  The Financial Statements account for and reflect all Assumed Liabilities that are required to be accounted for or reflected on such Financial Statements applying the Agreed Accounting Principles.  The Financial Statements reflect the consistent application of the accounting principles applied in the financial statements of the Business as included in the consolidated financial statements of Parent, except as disclosed in the notes to the Financial Statements and except as set forth in Section 3.3 of the Seller Disclosure Letter.  The Financial Statements have been prepared from and are in accordance with the accounting Records of Sellers.

3.4                                 BOOKS AND RECORDS

The Business Records of Sellers, all of which have been made available to Buyer, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices.

3.5                                 CONDITION AND SUFFICIENCY OF ASSETS

(a)                                  Section 3.5(a) of the Seller Disclosure Letter lists all Assets consisting of machinery, equipment, vehicles, furniture or other Tangible Personal Property owned by any Seller having an original cost in excess of $10,000 and the location thereof as well as all locations in the United States (other than Texas) where any Assets (including any inventory and inventory on consignment) are located, regardless of their original cost.

(b)                                 Section 3.5(b) of the Seller Disclosure Letter lists all Assets consisting of property and assets (other than the Business Property) used in the Business that are leased by any Seller and that involve payments by such Seller in excess of $2,500 per month.

(c)                                  Except as specifically enumerated in Section 3.5(c) of the Seller Disclosure Letter, the Assets constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business immediately after the Closing in substantially the same manner in which it is presently operated by Sellers.

(d)                                 All equipment, vehicles, furniture and other Tangible Personal Property owned or leased by Sellers comprising part of the Assets and currently used in the operation of the Business are in good operating condition and repair (subject to normal wear and tear) and when transferred will be adequate for the operation of the Business, and none of such assets are in need of maintenance or repairs except for ordinary, routine maintenance and repairs consistent with past practice.

3.6                                 DESCRIPTION OF REAL PROPERTY

Section 3.6 of the Seller Disclosure Letter sets forth a complete list of (i) all real property and interests in real property owned in fee by any Seller and that are used in the operation of the Business (individually, an “Owned Property” and collectively, the “Owned Properties”), (ii) all real property and interests in real property leased by any Seller and that are used in the operation of the Business (individually, a “Real Property Lease” and the real properties specified in such leases, together with the Owned Properties, being referred to herein individually as a “Business Property” and collectively as the “Business Properties”) as lessee or lessor.  The Business Properties constitute all interests in real property currently used or currently held for use in the operation of the Business.  Sellers have delivered or otherwise made available to Purchaser true, correct and complete copies of the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto.

3.7                                 TITLE TO ASSETS; ENCUMBRANCES

(a)                                  The applicable Seller has a valid and subsisting leasehold interest in the real estate in the Real Property Leases described in Section 3.6 of the Seller Disclosure Letter.  No Seller is in default of any material covenant to be performed by such Seller under the Real Property Leases.

(b)                                 Sellers own good and transferable title to all of the Tangible Personal Property free and clear of any Encumbrances other than those described in Section 3.7(b)(i) of the Seller Disclosure Letter (“Non-Real Estate Encumbrances”).  At Closing, all such Tangible Personal Property shall be free and clear of all Non-Real Estate Encumbrances other than (i) those identified in Section 3.7(b)(i) of the Seller Disclosure Letter, and (ii) Encumbrances or other rights of Governmental Bodies or other Persons in respect of property or assets delivered by any Seller for repair, maintenance, or other improvements (“Permitted Non-Real Estate Encumbrances” and, together with those described Encumbrances on Business Property set forth in Section 3.7(b)(ii) of the Seller Disclosure Letter (none of which, individually or in the aggregate, materially and adversely effect the operation of the Business as currently operated), “Permitted Encumbrances”).

3.8                                 ACCOUNTS RECEIVABLE

All Accounts Receivable that are reflected on the Initial Balance Sheet or that will be reflected on the Closing Balance Sheet represent or will represent valid obligations arising from sales actually made or services actually performed by Sellers in the ordinary course of the Business consistent with past practices, and Section 3.8 of the Seller Disclosure Letter contains a complete and accurate list thereof as of September 7, 2005, which list sets forth the aging of each such Account Receivable.  To Sellers’ Knowledge, there is no contest, claim, defense or right of setoff, other than those in the ordinary course of the Business consistent with past practices, under any Seller Contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable.  All Accounts Receivable relate solely to the sale of goods or services to customers of Sellers, none of which are Related Persons of any Seller.

3.9                                 INVENTORIES

Except as set forth in Section 3.9 of the Seller Disclosure Letter, all items included in the Inventories consist of a quality and quantity consistent in all material respects with past practices or reasonable future expectations, except for obsolete items, slow-moving items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Initial Balance Sheet in accordance with the Agreed Accounting Principles.  Inventories on hand that were purchased after the date of the Initial Balance Sheet were purchased in the ordinary course of the Business consistent with past practices or reasonable future expectations at a cost generally not exceeding market prices prevailing at the time of purchase.

3.10                           [INTENTIONALLY DELETED]

3.11                           TAXES

(a)                                  Except as set forth in Section 3.11(a) of the Seller Disclosure Letter, each of the Sellers has filed or will file when due all Tax Returns required to be filed with respect to the Business or the Assets.  All such Tax Returns were, or will be, correct and complete in all material respects.  All Taxes owed by each of the Sellers (whether or not shown on any Tax Return) with respect to the Business and the Assets have been, or will be when due, fully paid.  There are no Encumbrances on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax.  No deficiency or adjustment in respect of any Tax that might result in an Encumbrance on any of the Assets remains unpaid and no Proceeding is pending or, to any of the Sellers’ Knowledge, threatened with respect to any Taxes whose assessment might result in an Encumbrance on any of the Assets.

(b)                                 There is no Tax sharing agreement, Tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other arrangement relating to Taxes) that will require any payment by any Seller as a result of the sale of the Business.

3.12                           LABOR MATTERS; COMPLIANCE

(a)           Except as set forth in Section 3.12(a) of the Seller Disclosure Letter,

(i)                                           no Seller is a party to or bound by any collective bargaining agreement with regard to the Affected Employees;

(ii)                                        each Seller and its Related Persons are in substantial compliance with all Legal Requirements applicable to the Affected Employees with regard to employment and employment practices, terms and conditions of employment, wages, and occupational safety and health; and are not engaged in any unfair labor or unfair employment practices;

(iii)                                     there is no unfair labor practice charge or complaint against any Seller or any of its Related Persons involving or related to Affected Employees pending (with service of process having been made, or written notice of investigation or inquiry having been served, on such Seller or any of its Related Persons), or to Sellers’ Knowledge, threatened before the National Labor Relations Board or any analogous state or local agency or any court and no charge, complaint or grievance is pending or, to Sellers’ Knowledge, threatened to be filed;

(iv)                                    for the past five years, no Seller has experienced any labor strike or other material labor dispute, slowdown, stoppage or lock-out with regard to the Business;

(v)                                       there is no labor strike or other material labor dispute, slowdown, stoppage or lock-out pending, or to Sellers’ Knowledge, threatened against any Seller involving the Affected Employees; and

(vi)                                    no union certification or decertification petition has been filed (with service of process having been made on any Seller or any of its Related Persons), or to Sellers’ Knowledge, threatened, that relates to Affected Employees and no union authorization campaign has been conducted, in each case, within the past 18 months.

(b)           Sellers have delivered to Buyer a list of all Affected Employees, the rate of all compensation payable to each such employee in any and all capacities, including any compensation that will be payable to each such employee in any and all capacities other than the then current accrual of regular payroll compensation, except in each case for any Transaction Bonuses.  Any of the Affected Employees can be dismissed immediately for any reason or no reason without notice and without further liability, subject to applicable laws, rules and regulations relating to employment discrimination.  To Sellers’ Knowledge, none of the Affected Employees intend to terminate their employment relationship with the Business.

3.13                           EMPLOYEE BENEFITS

(a)                                  Section 3.13(a) of the Seller Disclosure Letter contains a list of all Seller Benefit Plans.  Sellers have made available for review by Buyer copies of all Seller Benefit Plans (including all related trusts, funding arrangements, most recent valuation reports and most recent annual reports).

(b)                                 No “pension plan” as defined in section 3(2) of ERISA that is maintained or contributed to by any Seller or any ERISA Affiliate or with respect to which any Seller or an ERISA Affiliate may have any liability (i) has an accumulated funding deficiency as defined in section 302 of ERISA and section 412 of the Code, whether or not waived; (ii) no waiver of minimum funding standards has been requested or granted by the IRS; and (iii) no Encumbrance in favor of any Seller Benefit Plan, the IRS or the Pension Benefit Guaranty Corporation exists or has been threatened.  Except as set forth in Section 3.13(b) of the Seller Disclosure Letter, neither Sellers nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any liability under or with respect to any “multiemployer plan,” as defined in Section 3(37) of ERISA.  No material “reportable event,” within the meaning of Section 4043 of ERISA, for which the thirty-day reporting requirement has not been waived, and no event described in Sections 4062 or 4063 of ERISA, has occurred in connection with any Seller Benefit Plan of the Sellers or any ERISA Affiliate.  Neither Sellers nor any ERISA Affiliate have (1) engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA or (2) except as set forth in Section 3.13(b) of the Seller Disclosure Letter, incurred any liability or potential liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA.

(c)                                  No Seller or any ERISA Affiliate has incurred any withdrawal liability under Section 4201 of ERISA that could result in any liability to Buyer or Encumbrance on any of the Assets.  The requirements of COBRA have been met with respect to each such Seller Benefit Plan which is an “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, subject to COBRA.

3.14                           COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

(a)           Except as set forth in Section 3.14(a) of the Seller Disclosure Letter:

(i)                                           Sellers have complied with all Legal Requirements applicable to the conduct and operation of the Business and the ownership or use of any of the Assets;

(ii)                                        With regard to the Business and the Assets, to Sellers’ Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) would be reasonably expected to constitute or result in a violation by any Seller of, or a failure on the part of any Seller to comply with, any Legal Requirement relating to the Business or the Assets; and

(iii)                                     No Seller has received, at any time since January 31, 2002, any notice from any Governmental Body regarding any actual, alleged or potential violation of, or failure to comply with, any Legal Requirement with respect to the Business or any of the Assets.

(b)           Section 3.14(b) of the Seller Disclosure Letter contains a list of each material Governmental Authorization that is held by any Seller relating to or used in the operation of the Business or the Assets.  Each Governmental Authorization listed in Section 3.14(b) of the Seller Disclosure Letter is in full force and effect. Except as set forth in Section 3.14(b) of the Seller Disclosure Letter:

(i)                                           Each Seller is in compliance in all material respects with all of the terms and requirements of each Governmental Authorization identified in Section 3.14(b) of the Seller Disclosure Letter;

(ii)                                        To Sellers’ Knowledge, no event has occurred or circumstance exists that will (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Section 3.14(b) of the Seller Disclosure Letter or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Section 3.14(b) of the Seller Disclosure Letter;

(iii)                                     No Seller has received, at any time since January 31, 2002, any notice from any Governmental Body regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any

Governmental Authorization or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization; and

(iv)                                    all applications required to have been filed for the renewal of the Governmental Authorizations listed in Section 3.14(b) of the Seller Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

(c)           The Governmental Authorizations listed in Section 3.14(b) of the Seller Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit each Seller to lawfully conduct and operate the Business in the manner in which it currently conducts and operates such Business and to permit each Seller to own and use the Assets in the manner in which it currently owns and uses such Assets.

3.15                           LEGAL PROCEEDINGS; ORDERS

(a)           Except as set forth in Section 3.15(a) of the Seller Disclosure Letter, there is no pending or, to Sellers’ Knowledge, threatened Proceeding:

(i)                                           by or against any Seller that relates to or would reasonably be expected to affect the Business or the Assets in a materially adverse manner; or

(ii)                                        that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

Except as set forth in Section 3.15(a) of the Seller Disclosure Letter, to Sellers’ Knowledge, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.

(b)           Except as set forth in Section 3.15(b) of the Seller Disclosure Letter, since January 31, 2003:

(i)                                           there has been no Order to which the Business or any of the Assets is subject; and

(ii)                                        to Sellers’ Knowledge, no agent or employee of any Seller has been subject to any Order that prohibits such agent or employee from engaging in or continuing any conduct, activity or practice relating to the Business.

(c)           Except as set forth in Section 3.15(c) of the Seller Disclosure Letter:

(i)                                           each Seller is in compliance with all of the terms and requirements of each Order to which it or any of the Assets is or has been subject;

(ii)                                        no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which any Seller (with respect to the Business) or any of the Assets is subject; and

(iii)                                     no Seller has received, at any time since January 31, 2003, any notice from any Governmental Body regarding any actual, alleged or potential violation of, or failure to comply with, any term or requirement of any Order to which such Seller (with respect to the Business) or any of the Assets is or has been subject.

3.16                           ABSENCE OF CERTAIN CHANGES AND EVENTS

Except as set forth in Section 3.16 of the Seller Disclosure Letter or as otherwise permitted by this Agreement, since January 31, 2005, each Seller has conducted the Business only in the ordinary course of the Business consistent with past practices or reasonable future expectations and there has not been any:

(a)                                  payment (except in the ordinary course of the Business consistent with past practices) or increase by any Seller of any bonuses, salaries or other compensation to any employee of the Business or entry into any employment, severance or similar Seller Contract with any employee of the Business;

(b)                                 material damage, destruction, theft or loss affecting the Assets, except to the extent that any Asset damaged, destroyed, stolen or lost has been replaced or repaired;

(c)                                  entry into, termination of or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit or similar Seller Contract to which any Seller is a party used in the operation of the Business or Assets other than in the ordinary course of business, or (ii) any Seller Contract described in Section 3.17(a) other than in the ordinary course of business;

(d)                                 sale, lease or other disposition of any Asset or property of any Seller (including the Business Intellectual Property Assets) or the creation of any Encumbrance (other than a Permitted Encumbrance) on any Asset, in each case other than in the ordinary course of business;

(e)                                  cancellation or waiver of any claims or rights relating to the Business or the Assets having an aggregate value in excess of $100,000;

(f)                                    notification by any significant customer or supplier of the Business of an intention to discontinue or materially change the terms of its relationship with the Business;

(g)                                 material change in the accounting methods used by any Seller, which relates to the Business or the Assets; or

(h)                                 Contract entered into by any Seller to do any of the foregoing.

3.17                           CONTRACTS; NO DEFAULTS

(a)           Other than the Seller Contracts set forth in Section 2.2(e) of the Seller Disclosure Letter, Section 3.17(a) of the Seller Disclosure Letter contains an accurate and complete list, and Sellers have made available to Buyer accurate and complete copies, of:

(i)                                           each Seller Contract (A) that involves performance of services or delivery of goods or materials by any Seller of an amount of value in excess of $100,000; or (B) that has a remaining term of more than one (1) year and that involves performance of services or delivery of goods or materials by any Seller of an amount of value in excess of $50,000;

(ii)                                        each Seller Contract (A) that involves performance of services or delivery of goods or materials to any Seller of an amount of value in excess of $100,000, or (B) that has a remaining term of more than one (1) year and that involves performance of services or delivery of goods or materials to any Seller of an amount of value in excess of $50,000;

(iii)                                     each Seller Contract that was not entered into in the ordinary course of the Business consistent with past practices and that (A) involves an amount of value or expenditures or receipts of any Seller in excess of $100,000, or (B) has a remaining term of more than one (1) year, and is not subject to termination without penalty;

(iv)                                    each Seller Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $75,000 and with a term of less than one year);

(v)                                       each Seller Contract with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;

(vi)                                    each Seller Contract (however named) involving a sharing of profits, losses, costs or liabilities by any Seller with any other Person;

(vii)                                 each Seller Contract containing covenants that restrict any Seller’s business activity or limit the freedom of such Seller to engage in any line of business or to compete with any Person;

(viii)                              each Seller Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(ix)                                      each power of attorney of any Seller relating to the Business or the Assets that is currently effective and outstanding;

(x)                                         each Seller Contract for capital expenditures in excess of $100,000;

(xi)                                      each Seller Contract not denominated in U.S. dollars;

(xii)                                   each written warranty, guaranty and/or other similar undertaking with respect to contractual performance extended by any Seller with respect to the Business other than in the ordinary course of the Business consistent with past practices;

(xiii)                                each Bid that involves the performance of services or delivery of goods or materials by any Seller of an amount of value in excess of $100,000, or that has a remaining term of more than one (1) year and that involves performance of services or delivery of goods or materials by any Seller of an amount of value in excess of $50,000; and

(xiv)                               each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

(b)           Except as set forth in Section 3.17(b) of the Seller Disclosure Letter:

(i)                                           each Seller Contract or Bid identified or required to be identified in Section 3.17(a) of the Seller Disclosure Letter or which is to be assumed by Buyer under this Agreement is in full force and effect and is valid, binding and enforceable in accordance with its terms; and

(ii)                                        each Seller Contract or Bid identified or required to be identified in Section 3.17(a) of the Seller Disclosure Letter or which is being assumed by Buyer under this Agreement is assignable by the applicable Seller to Buyer without the Consent of any other Person except as disclosed in or pursuant to Section 3.2(c).

(c)           Except as set forth in Section 3.17(c) of the Seller Disclosure Letter:

(i)                                           each Seller is in compliance with all applicable terms and requirements of each Seller Contract which is being assumed by Buyer;

(ii)                                        no Seller has released any of its rights under a Seller Contract which is assumed by Buyer under this Agreement;

(iii)                                     to Sellers’ Knowledge, each other Person that has or had any obligation or liability under any Seller Contract which is being assumed by Buyer is in compliance with all applicable terms and requirements of such Seller Contract;

(iv)                                    to Sellers’ Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) would reasonably be expected to contravene, conflict with or result in a breach of, or give any Seller or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract that is being assumed by Buyer under this Agreement;

(v)                                       to Sellers’ Knowledge, no event has occurred or circumstance exists under or by virtue of any Contract that (with or without notice or lapse of time) would cause the creation of any Encumbrance (other than a Permitted Encumbrance) affecting any of the Assets; and

(vi)                                    to Sellers’ Knowledge, there is no Seller Contract listed in Section 3.17(a) of the Seller Disclosure Letter to be assumed by Buyer on which Sellers are behind schedule with respect to the timely delivery of any products or services.

(d)                                 Section 3.17(d) of the Seller Disclosure Letter sets forth a list of the Seller Contracts described in Section 3.17(a)(i)(A) in respect of which any Seller has current or future warranty obligations and, to Sellers’ Knowledge, a list of all warranty claims of customers of the Business asserted in writing (including by facsimile or electronic mail) against Sellers in respect of which the necessary repairs or replacement have not been completed.

(e)                                  Each of the Seller Contracts or Bids entered into since August 5, 2005 through the date hereof have been entered into or issued in the ordinary course of business consistent with past practice.

3.18                           INSURANCE

(a)                                  Section 3.18(a) of the Seller Disclosure Letter sets forth a list of all policies of fire, casualty, liability, burglary, fidelity, workers’ compensation and other forms of insurance held by each Seller that are material to the Business and material details regarding each, including limits of liability, deductibles and self insurance retentions.

(b)                                 All premiums due and payable for the insurance listed in Section 3.18(a) of the Seller Disclosure Letter have been duly paid, and such policies or extensions or renewals thereof in such amounts will be outstanding and duly in full force without interruption until the Closing Date.

(c)                                  Section 3.18(c) of the Seller Disclosure Letter describes, with respect to the Business or Assets as of the date of this Agreement, by year, for the current policy year and each of the two (2) preceding policy years (i) any self-insurance arrangement by or affecting any Seller, including any reserves established thereunder, and (ii) all obligations of any Seller to provide insurance coverage to Third Parties (for example, under Leases or service agreements) and identifies the policy under which such coverage is provided.

(d)                                 Section 3.18(d) of the Seller Disclosure Letter sets forth as of the date of this Agreement, by year, for the current policy year and each of the two (2) preceding policy years with respect to the Business or Assets:

(i)                                           a summary of the loss experience under each policy of insurance;

(ii)                                        a statement describing each claim under a policy of insurance for an amount in excess of $100,000, which sets forth:

(A)                              the name of the claimant;

(B)                                a description of the policy by insurer, type of insurance and period of coverage; and

(C)                                the amount and a brief description of the claim; and

(iii)                                     a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

3.19                           ENVIRONMENTAL MATTERS

(a)                                  Except as set forth in Section 3.19 of the Seller Disclosure Letter or except as would not have an Environmental Material Adverse Effect, each Seller is in compliance in all material respects with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements and obligations of Environmental Laws;

(b)                                 Except as set forth in Section 3.19 of the Seller Disclosure Letter or except as would not have an Environmental Material Adverse Effect, there are no Environmental Liabilities pending or, to Sellers’ Knowledge, threatened by or before any court or any other Governmental Body directed against any Seller relating to the operation of the Business that pertain or relate to (i) any obligations of any Seller under any applicable Environmental Law, (ii) violations by any Seller of any Environmental Law, (iii) personal injury, property damage, or natural resources damage claims relating to a Release of Hazardous Materials, or (iv) response, removal, or remedial costs under CERCLA, RCRA or any similar state laws;

(c)                                  Except as set forth in Section 3.19 of the Seller Disclosure Letter or except as would not have an Environmental Material Adverse Effect, all permits required under Environmental Laws that are necessary for the lawful operation of the Business by any Seller have been obtained and are in full force and effect and no Seller has Knowledge of any basis for revocation or suspension of any such permits;

(d)                                 Except as set forth in Section 3.19 of the Seller Disclosure Letter, no portion of any of the Owned Property is listed on the National Priorities List or the Comprehensive Environmental Response, Compensation, and Liability Information System list under CERCLA, or any similar ranking or listing under any state law;

(e)                                  Except as set forth in Section 3.19 of the Seller Disclosure Letter or except as would not have an Environmental Material Adverse Effect, no Seller has disposed or Released any Hazardous Materials on, at, or under the Owned Property, other than in compliance with Environmental Laws, and no Seller has Knowledge of any Environmental Conditions on, at, or underlying such Owned Property other than such Environmental Conditions that do not require remediation under Environmental Laws; and

(f)                                    Except as set forth in Section 3.19 of the Seller Disclosure Letter, there are no written notices of violation, non-compliance, or similar notifications relating to Environmental Liabilities currently pending or, to Sellers’ Knowledge, threatened, relating or pertaining to the Business or the Owned Property that would reasonably be expected to have an Environmental Material Adverse Effect.

3.20                           INTELLECTUAL PROPERTY

(a)                                  All Intellectual Property, including the Intellectual Property Licenses, that relates exclusively to the Business (the “Business Intellectual Property”) and that constitutes Registered Intellectual Property is set forth in Section 3.20(a)(i) of the Seller Disclosure Letter (the “Owned Intellectual Property”).  Except as set forth in Section 3.20(a)(ii) of the Seller Disclosure Letter, Sellers own, free and clear from all Encumbrances (other than immaterial Encumbrances) or otherwise possesses legally enforceable rights to all of the Business Intellectual Property.

(b)                                 Section 3.20(b)(i) of the Seller Disclosure Letter sets forth, with respect to the Business, a complete list of all licenses (i) pursuant to which the use by any Person of Intellectual Property is permitted by any Seller, or (ii) pursuant to which the use by any Seller of the Intellectual Property of a Third Party is permitted by any Person (other than commercial software) (collectively, the “Intellectual Property Licenses”).  The Intellectual Property Licenses are in full force and effect.

(c)                                  Except as set forth in Section 3.20(a)(ii) of the Seller Disclosure Letter, there are no claims of infringement, misappropriation or other violation of the Intellectual Property rights of a Third Party that are pending or, to Seller’ Knowledge, will occur as a result of the continued operation of the Business as presently conducted.

(d)                                 To Sellers’ Knowledge, no Business Intellectual Property is being infringed or misappropriated by a Third Party.  There is no material claim or demand of any Third Party, or any Proceeding which is pending (with service of process having been served on any Seller) or, to Sellers’ Knowledge, any basis for or threat of any material claim or demand that (i) challenges the ownership rights in respect of any Owned Intellectual Property, (ii) challenges the validity, enforceability or inventorship of the Business Intellectual Property or (iii) claims that any default exists under any Intellectual Property License.

(e)                                  To Sellers’ Knowledge, all of the Owned Intellectual Property (i) is enforceable and valid; (ii) has not been cancelled, expired or abandoned; and (iii) has been duly prepared, filed, prosecuted, registered and, as applicable, maintained, including without limitation with respect to all duties of candor owed to the United States Patent and Trademark Office and any foreign patent office.  To Sellers’ Knowledge, none of the Business Intellectual Property that constitutes Registered Intellectual Property is the subject of any reissue, reexamination, interference, opposition, cancellation, or similar proceeding.

(f)                                    The Assets include all of the Intellectual Property used in the Business other than any Intellectual Property which is used only incidentally in the Business and other than any Intellectual Property included in the Excluded Assets.

3.21                           RELATED PARTY TRANSACTIONS

Except as set forth in Section 3.21 of the Seller Disclosure Letter, no Seller or any of their respective Related Persons, nor, to Sellers’ Knowledge, any current director, officer or employee of any Seller or any their Related Persons, (a) has any direct or indirect interest (other than owning two percent (2%) or less of the equity interests of a publicly traded entity without any control of management) (i) in, or is a director, officer or employee of, any Person that is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor of the Business, or (ii) in any material property, asset or right which is owned or used by any Seller in the conduct of the Business, or (b) is a party to any agreement or transaction with any Seller relating to the Business.

3.22                           BROKERS OR FINDERS

Except for PPHB, L.P., no Seller has used any broker or finder in connection with the transactions described in this Agreement, and neither Buyer nor any of its Related Persons shall have any liability or otherwise suffer or incur any loss or expense as a result of or in connection with any brokerage or finder’s fee or other commission of any Person retained by any Seller or any of its Related Persons in connection with the Contemplated Transactions.

3.23                           LETTERS OF CREDIT

Section 3.23 of the Seller Disclosure Letter contains all guaranties, letters of credit or other similar performance assurances of the Business that benefit the customers or suppliers of the Business.

4.                                       Representations and Warranties of Buyer and Buyer Entity

Buyer (with respect to himself) and Buyer Entity (with respect to itself) represent and warrant to Sellers as follows:

4.1                                 ORGANIZATION AND GOOD STANDING

As of the Closing Date, Buyer Entity is an entity duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to own, operate and lease its properties and assets and to carry on its business in the places and in the manner currently conducted.

4.2                                 ENFORCEABILITY; AUTHORITY; NO CONFLICT

(a)                                  As of the date hereof, Buyer has all requisite power and authority to enter into this Agreement and the documents, to the extent required by this Agreement, to be delivered by Buyer at the Closing and to perform his obligations hereunder and thereunder, including the Contemplated Transactions.  This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect creditors’ rights generally and by legal and equitable limitations on the availability of specific remedies. No further action is necessary on the part of Buyer to execute and deliver this Agreement or to consummate the Contemplated Transactions.

(b)                                 As of the Closing Date, Buyer Entity has all requisite power and authority to assume Buyer’s obligations under this Agreement and to enter into the documents to be delivered by it at the Closing and to perform its obligations hereunder and thereunder, including the Contemplated Transactions.  This Agreement has been duly executed and delivered by Buyer Entity and constitutes a legal, valid and binding obligation of Buyer Entity, enforceable against Buyer Entity in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect creditors’ rights generally and by legal and equitable limitations on the availability of specific remedies. As of the Closing Date, this Agreement and the Contemplated Transactions have been duly authorized by all necessary action by Buyer Entity’s board of directors or comparable governing body.  No further corporate, shareholder or similar action is necessary on the part of Buyer Entity to execute and deliver this Agreement or to consummate the Contemplated Transactions.

(c)                                  Except as set forth in Section 4.2(c) of the Buyer Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i)                                           Conflict with or violate the constituent documents of Buyer Entity as of the Closing Date;

(ii)                                        Conflict with, constitute a breach, violation or termination of any provision of, or give rise to any right of termination, cancellation or acceleration, or loss of any right or benefit or both, under any material Contract to which Buyer, Buyer Entity or any of their respective Affiliates is a party or to which any of them is bound; or

(iii)                                     To Buyer’s Knowledge, contravene, conflict with or result in a violation or breach of any Governmental Authorization, Legal Requirement or Order applicable to Buyer or, as of the Closing Date, Buyer Entity or to which Buyer or, as of the Closing Date, Buyer Entity may be subject.

(d)                                 Except as set forth in Section 4.2(d) of the Buyer Disclosure Letter, neither Buyer nor Buyer Entity is required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

(e)                                  As of the Closing Date, Buyer Entity has assumed all of the obligations of Buyer under this Agreement, subject to the terms of Section 13.8.  Buyer Entity is controlled directly or indirectly by Buyer.

4.3                                 CERTAIN PROCEEDINGS

There is no pending or, to Buyer’s Knowledge, threatened Proceeding that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.  To Buyer’s Knowledge, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.

4.4                                 INVESTIGATION

Buyer and, as of the Closing Date, Buyer Entity have conducted their own independent review and analysis of the Business, operations, assets (including inventories), liabilities, results of operations, financial condition, software, technology, Business Intellectual Property and prospects of the Business and acknowledges that it has been provided access to the personnel, properties, premises and records of the Business for such purpose.  In connection with Buyer’s and Buyer Entity’s respective investigation of the Business, Buyer and Buyer Entity have received certain projections, forecasts, plans and other forward-looking information with respect to the Business and acknowledges that there are uncertainties inherent in attempting to make such projections, forecasts and plans, that Buyer and Buyer Entity are familiar with such uncertainties and that Buyer and Buyer Entity are taking full responsibility for making their own evaluation of the adequacy and accuracy of all projections, forecasts, plans and other forward-looking information so furnished to it (including the reasonableness of the assumptions underlying such projections, forecasts, plans and other forward-looking information).  In entering into or, in the case of Buyer Entity, assuming Buyer’s obligations under, this Agreement, each of Buyer and, as of the Closing Date, Buyer Entity acknowledges that each such Person has received offering and other marketing materials, but that each such Person is a sophisticated and experienced buyer in transactions similar to the Contemplated Transactions and has relied solely upon its own investigation and analysis and the specific representations and warranties of Sellers set forth in this Agreement.

4.5                                 BROKERS OR FINDERS

Neither Buyer nor, as of the Closing Date, Buyer Entity has used any broker or finder in connection with the transactions described in this Agreement, and neither Seller nor any of its Related Persons shall have any liability or otherwise suffer or incur any loss or expense as a result of or in connection with any brokerage or finder’s fee or other commission of any Person retained by Buyer, Buyer Entity or any of their respective Related Persons in connection with the Contemplated Transactions.

5.                                       Covenants of Buyer and Sellers Prior to Closing

5.1                                 REQUIRED APPROVALS

(a)                                  Subject to the terms and conditions of this Agreement, the parties hereto agree to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under Legal Requirements to consummate and make effective the Contemplated Transactions, including cooperating fully with the other parties, including by provision of information and making of all necessary filings in connection with, among other things, the HSR Act.  The parties hereto shall cooperate to cause to be filed as promptly as practicable, but no later than ten calendar days, following the execution of this Agreement, with the Federal Trade Commission and the Department of Justice the notification and report form required under the HSR Act for the Contemplated Transactions and to seek early termination of the waiting period thereunder, and shall use reasonable efforts to provide any supplemental information that may be reasonably requested in connection with those filings (it being understood that the filing fee shall be borne by Buyer).

(b)                                 Buyer and Sellers shall make as promptly as practicable following the date of this Agreement the other notifications required in connection with this Agreement and the Contemplated Transactions, and shall use commercially reasonable efforts to obtain the Consents of all Third Parties required in connection with the consummation of the Contemplated Transactions.  Subject to Legal Requirements, Buyer and Sellers shall coordinate and cooperate in exchanging information and assistance in connection with obtaining Consents of Third Parties and making all filings or notifications necessary to transfer any Governmental Authorizations to Buyer, or in connection with any applications for new Governmental Authorizations relating to or used in the operation of the Business.

5.2                                 NOTIFICATION

Between the date of this Agreement and the Closing, Buyer shall give prompt notice to Sellers, and Sellers shall give prompt notice to Buyer, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be reasonably likely to cause (x) any representation or warranty of such party contained in this Agreement to be untrue or inaccurate or (y) any covenant, condition or agreement of such party contained in this Agreement not to be complied with or satisfied; or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

5.3                                 COMMERCIALLY REASONABLE EFFORTS

Buyer and Sellers shall use their commercially reasonable efforts to cause the conditions in Articles 7 and 8 to be satisfied.

5.4                                 BULK SALES LAWS

Buyer and Sellers hereby waive compliance with the bulk-transfer provisions of the Uniform Commercial Code (or any similar law) (“Bulk Sales Laws”) in connection with the Contemplated Transactions.

5.5                                 LETTERS OF CREDIT

From and after the Closing, to the extent that any guaranty, letter of credit or other performance assurance set forth in Section 3.23 of the Seller Disclosure Letter is drawn upon or otherwise results in any Liability to Sellers, Buyer shall promptly reimburse Sellers following the receipt of an invoice therefor; provided, that Buyer shall make such reimbursement no later than ten (10) Business Days following receipt of such invoice.  All amounts due under this Section 5.5 that are not paid on or before the due date shall bear interest at the rate of ten percent (10%) per annum.  Buyer shall not have any right to setoff any amounts due and payable to Sellers under this Section 5.5 against any other payments to be made pursuant to this Agreement or otherwise.  Nothing in this Section 5.5 shall be deemed to affect Buyer’s rights under Article 11.

5.6                                 UPDATING

Sellers may from time to time notify Buyer of any changes or additions to the Seller Disclosure Letter and Buyer may from time to time notify Sellers of any changes or additions to the Buyer Disclosure Letter by the delivery of amendments or supplements thereto, if any, as of a reasonably current date prior to the Closing, but each party shall in any event at least once not earlier than ten (10) Business Days or later than three (3) Business Days prior thereto so notify the other party; provided, however, that such delivery shall not affect any rights of Buyer under this Agreement, unless the updated disclosure would cause Buyer to have the right of termination under Section 9.1(b) and Buyer does not exercise such right of termination under Section 9.1(b) and the Closing occurs, in which case any such supplement or supplements shall be deemed to become a part of the Seller Disclosure Letter as of the date of this Agreement.

6.                                       Covenants of Sellers Prior to Closing

6.1                                 ACCESS AND INVESTIGATION

Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Buyer, each Seller shall (a) afford Buyer and its Representatives (collectively, “Buyer Group”) access, during regular business hours, to Sellers’ personnel, properties, Seller Contracts, Governmental Authorizations, books and Records and other documents and data related to the Business and Assets, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Sellers; (b) furnish Buyer Group with copies of all such Seller Contracts, Governmental Authorizations, books and Records and other existing documents and data related to the Business and Assets as Buyer may reasonably request; (c) furnish Buyer Group with such additional financial, operating and other relevant data and information regarding the Business and Assets as Buyer may reasonably request; and (d) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer’s investigation of the properties, assets and financial condition related to the Business and Assets. In addition, Buyer shall have the right to have the Business Property and Tangible Personal Property inspected by Buyer Group, at Buyer’s sole cost and expense, for purposes of determining the physical condition and legal characteristics of the Business Property and Tangible Personal Property.  Upon notice to Sellers, Buyer shall have the right to conduct an environmental assessment of the Assets; provided that such environmental assessment shall not unreasonably interfere with normal operation of the Assets.  Buyer shall not, however, be permitted to conduct any sampling, boring, drilling or other invasive investigative activity with respect to the Assets.  Each Seller shall have the right to be present during any environmental assessment of the Assets.  Buyer shall maintain, and shall cause its officers, employees, Representatives, consultants and advisors to maintain, all information obtained by Buyer pursuant to any environmental assessment or other due diligence activity as strictly confidential, unless disclosure of any facts discovered through such environmental assessment is required under any Environmental Laws.  In the event that any necessary disclosures under applicable Environmental Laws are required with respect to matters discovered by any environmental assessment conducted by, for or on behalf of Buyer, Buyer agrees that Sellers shall be the responsible parties for disclosing such matters to the appropriate Governmental Bodies, unless Buyer is required by Legal Requirement to make such disclosure, in which case Buyer shall so notify Sellers and allow Sellers a reasonable time to prepare such disclosure.

6.2                                 OPERATION OF THE BUSINESS

Between the date of this Agreement and the Closing, with respect to the Business and Assets, unless Buyer otherwise consents in writing, each Seller shall:

(a)                                  conduct the Business only in the ordinary course of the Business consistent with past practices or reasonable future expectations;

(b)                                 without making any commitment on Buyer’s behalf, use its commercially reasonable efforts to, in all material respects, preserve intact the current Business organization, keep available the services of its employees and agents and maintain its relations and goodwill with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;

(c)                                  except for cause, make no material changes in management personnel of the Business;

(d)                                 not hire any management personnel of the Business, make any changes to any Seller Benefit Plan affecting the Affected Employees, or increase the wages, salaries or benefits of any Affected Employee, other than in the ordinary course of business;

(e)                                  maintain the Assets in a state of repair and condition that complies with Legal Requirements, is consistent with the requirements and normal conduct of the Business and consistent with the recent normal and routine maintenance schedule performed by Sellers;

(f)                                    use its commercially reasonable efforts to keep in full force and effect, without amendment, all material rights relating to the Business;

(g)                                 comply with all Legal Requirements and use its commercially reasonable efforts to comply with all contractual obligations applicable to the operations of the Business;

(h)                                 continue in full force and effect the insurance coverage under the policies set forth in Section 3.18(a) of the Seller Disclosure Letter or substantially equivalent policies;

(i)                                     not enter into a Seller Contract or Bid described in Section 3.17(a) or relating to Business Intellectual Property other than in the ordinary course of business;

(j)                                     not dispose of or permit to lapse any rights to the use of any Business Intellectual Property or permit any Governmental Authorization to expire; and

(k)                                  maintain all books and Records of Sellers relating to the Business in the ordinary course of the Business consistent with past practices.

6.3                                 NEGATIVE COVENANT

Except as otherwise expressly permitted herein, between the date of this Agreement and the Closing Date, each Seller shall not, without the prior written Consent of Buyer, (a) take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 3.16 would occur or be reasonably likely to occur; or (b) make any modification to any material Seller Contract or Governmental Authorization.

6.4                                 TAX CLEARANCE CERTIFICATES

Promptly after the date hereof, Sellers shall apply for tax clearance certificates from the State of Texas related to the state or local sales or use Taxes with respect to the Business.

7.                                       Conditions Precedent to Buyer’s Obligation to Close

Buyer’s obligation to purchase the Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

7.1                                 ACCURACY OF REPRESENTATIONS; SELLERS’ PERFORMANCE

The representations and warranties of each Seller set forth in this Agreement will be, if qualified by materiality, true and correct in all respects, and if not so qualified, shall be true and correct in all material respects (without giving effect to any supplement to the Seller Disclosure Letter not approved in writing by Buyer), as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date).  Each of the agreements and covenants of Sellers to be performed and complied with by Sellers pursuant to this Agreement prior to or as of the Closing Date will have been duly performed and complied with in all material respects.  Each Seller shall have delivered to Buyer a certificate signed by one of its duly authorized officers, dated the Closing Date, certifying, as of such date, (i) that all representations and warranties (individually and collectively) of Sellers in Article 3 are, if qualified by materiality, true and correct in all respects, and if not so qualified, true and correct in all material respects and (ii) that Sellers have performed and complied in all material respects with all covenants and agreements (individually and collectively) contained in this Agreement required to be performed and complied with by them at or prior to the Closing Date.

7.2                                 HSR ACT

The waiting period under the HSR Act shall have expired or been terminated.

7.3                                 ADDITIONAL DOCUMENTS

Each Seller shall have caused the documents and instruments required by Section 2.9(a) and the following documents to be delivered (or tendered subject only to Closing) to Buyer:

(a)           The articles of incorporation, as amended (in the case of the Parent), or certificate of incorporation, as amended (in the case of SSPS, SDDA and SPI), or deed of trust (in the case of S&S Trust), duly certified as of a recent date by the Secretary of State of the State of Texas or Delaware, as applicable, or the Secretary of the Commonwealth of the Commonwealth of Pennsylvania;

(b)           Releases of all Encumbrances on the Assets, other than Permitted Encumbrances;

(c)           Such other documents as Buyer may reasonably request for the purpose of:

(i)                                           evidencing the accuracy of any of Seller’s representations and warranties;

(ii)                                        evidencing the performance by any Seller of, or the compliance by any Seller with, any covenant or obligation required to be performed or complied with by such Seller; or

(iii)                                     evidencing the satisfaction of any condition referred to in this Article 7.

7.4                                 NO PROCEEDINGS

There shall not be any Proceeding pending or threatened against any Seller (other than by or at the direction of Buyer or any of its Affiliates) or Buyer or against any Related Person of any such party (a) involving any challenge to, or seeking Damages or other relief in connection with, any of the Contemplated Transactions or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions.

7.5                                 NO CONFLICT

Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause Buyer or any Related Person of Buyer to suffer any material adverse consequence under (a) any applicable Legal Requirement or Order or (b) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Governmental Body, excluding Bulk Sales Laws.

8.                                       Conditions Precedent to each Seller’s Obligation to Close

Each Seller’s obligation to sell the Assets and to take the other actions required to be taken by such Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by such Seller in whole or in part):

8.1                                 ACCURACY OF REPRESENTATIONS; BUYER’S PERFORMANCE

The representations and warranties of Buyer set forth in this Agreement will be, if qualified by materiality, true and correct in all respects, and if not so qualified, shall be true and correct in all material respects (without giving effect to any supplement to the Buyer Disclosure Letter not approved in writing by Seller), as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date).  Each of the agreements and covenants of Buyer to be performed and complied with by Buyer pursuant to this Agreement prior to or as of the Closing Date will have been duly performed and complied with in all material respects.  Buyer shall have delivered to Sellers a certificate signed by one of its duly authorized officers, dated the Closing Date, certifying, as of such date (i) that all representations and warranties (individually and collectively) of Buyer are, if qualified by materiality, true and correct in all respects, and if not so qualified, true and correct in all material respects and (ii) Buyer has performed and complied in all material respects with all covenants and agreements (individually and collectively) contained in this Agreement required to be performed and complied with by it at or prior to the Closing Date.

8.2                                 HSR ACT

The waiting period under the HSR Act shall have expired or been terminated.

8.3                                 ADDITIONAL DOCUMENTS

Buyer shall have caused the documents and instruments required by Section 2.9(b) and the following documents to be delivered (or tendered subject only to Closing) to each Seller:

(a)           The Certificate of Incorporation and all amendments thereto of Buyer, duly certified as of a recent date by the Secretary of State of the State of Delaware;

(b)           Such other documents as any Seller may reasonably request for the purpose of:

(i)                                           evidencing the accuracy of any of Buyer’s representations and warranties;

(ii)                                        evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer; or

(iii)                                     evidencing the satisfaction of any condition referred to in this Article 8.

8.4                                 NO PROCEEDINGS

There shall not be any Proceeding pending or threatened against any Seller or Buyer (other than by or at the direction of Sellers and their Affiliates) or against any Related Person of such Seller (a) involving any challenge to, or seeking Damages or other relief in connection with, any of the Contemplated Transactions or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions.

8.5                                 NO CONFLICT

Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause any Seller or any Related Person of such Seller to suffer any material adverse consequence under (a) any applicable Legal Requirement or Order or (b) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Governmental Body, excluding Bulk Sales Laws.

9.             Termination

9.1                                 TERMINATION EVENTS

By notice given prior to or at the Closing, subject to Section 9.2, this Agreement may be terminated as follows:

(a)                                  by mutual written agreement of Buyer and Parent (each, a “Representative Party”);

(b)                                 by either Representative Party (provided that neither the terminating Representative Party nor any of its Affiliates is then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Representative Party or a party Affiliated with the other Representative Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to other Representative Party of such breach and which breach is reasonably likely, in the opinion of the terminating Representative Party, to permit such Representative Party to refuse to consummate the transactions contemplated by this Agreement in accordance with the terms hereof;

(c)                                  by either Representative Party (provided that neither the terminating Representative Party nor any of its Affiliates is then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Representative Party or a party Affiliated with the other Representative Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within ten (10) days after the giving of written notice to other Representative Party of such breach and which breach is reasonably likely, in the opinion of the terminating Representative Party, to permit such Representative Party to refuse to consummate the transactions contemplated by this Agreement in accordance with the terms hereof;

(d)                                 by either Representative Party in the event (i) any Consent of any Governmental Body required for consummation of the transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal or (ii) the consummation of such transactions shall have been permanently and restrained, enjoined or otherwise prohibited by force of law; or

(e)                                  by either Representative Party in the event that the Closing shall not have been consummated by December 31, 2005 (the “Termination Date”); provided that the failure to consummate the transactions contemplated hereby on or before such date shall not have been caused by any breach of this Agreement by the Representative Party electing to terminate pursuant to this Section 9.1(e) or an Affiliate of such Representative Party.

9.2                                 EFFECT OF TERMINATION

Each party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in this Section 9.2, Sections 13.1 (Expenses), 13.2 (Public Announcements), 13.3 (Notices), 13.4 (Dispute Resolution), and Articles 11 (Indemnification; Remedies) and 12 (Confidentiality) will survive, provided, however, that, if this Agreement is terminated because of a breach of this Agreement by the nonterminating party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the nonterminating party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

10.                                 Additional Covenants

10.1                           EMPLOYEES AND EMPLOYEE BENEFITS

(a)                                  As of the Closing Date, Sellers shall terminate the employment of all of the Affected Employees (other than those who are on short-term disability leave).  As soon as practicable after the date of this Agreement, Buyer shall offer employment, effective as of the Effective Time, to all persons who are or will be Affected Employees on the day immediately preceding the Closing Date (other than those on short-term disability leave).  Each Affected Employee who accepts any such offer of employment shall be referred to in this Agreement as a “Transferred Employee.”  The offer of employment, including wages, salaries and benefits, shall be, in the aggregate, substantially comparable, but excluding for this purpose Transaction Bonuses, with the terms and conditions under which the Transferred Employees were employed immediately before the Closing Date.  Any Affected Employee who is on short-term disability leave as of the Closing Date shall remain employed by Sellers through the Affected Employee’s short-term disability leave; provided, however, that if he or she recovers from his or her disability within the period of his or her short-term disability leave or the six-month period following the Closing Date (whichever is shorter), Buyer shall at that time make an offer of employment to him or her on the same employment terms and conditions as are applicable to similarly situated Transferred Employees, subject to the proviso above.

(b)                                 Sellers shall be responsible for the payment of all wages and other remuneration accruing to any Affected Employee prior to the time any such Affected Employee became a Transferred Employee, except to the extent the liability therefor is reflected as a liability on the Closing Balance Sheet.

(c)                                  Sellers shall be liable for all claims made by Affected Employees and their beneficiaries under and all other liabilities of the Seller Benefit Plans.

(d)                                 Coverage for Transferred Employees under all “employee welfare benefit plans,” as defined in Section 3(1) of ERISA, maintained by Sellers shall cease as of the Effective Time.  Sellers shall be solely responsible for any continuation coverage required by COBRA for those Affected Employees of Sellers who are not Transferred Employees.  Buyer shall waive all pre-existing conditions, limitations or exclusions and waiting periods for the Transferred Employees under all employee welfare benefit plans and fringe benefit programs of Buyer, including vacation, bonus and other incentive programs maintained by Buyer.

(e)                                  Sellers shall retain all assets in the pension and retirement funds of Sellers, and shall distribute pension and retirement benefits that the Transferred Employees shall become entitled to receive from Sellers in accordance with the applicable plan document and the Transferred Employees’ elections, as applicable; provided, however, that effective as of the Effective Time, to the extent required by Legal Requirement, Sellers shall amend the Stewart & Stevenson Services, Inc. Defined Benefit Pension Plan and any other Seller Benefit Plan that is a “pension plan,” as defined in Section 3(2) of ERISA, to provide that each Transferred Employee’s benefit that has accrued as of the Closing Date is fully vested and nonforfeitable as of the Closing Date.

(f)                                    Effective as of the Closing Date (or as to employees on short-term disability leave on the Closing Date, as of the date of employment by Buyer), Buyer shall take such actions as are necessary to grant past service credit for all the Transferred Employees for purposes of determining vesting, eligibility and benefit accruals under all Buyer’s employee benefit programs in which Transferred Employees are eligible to participate, including employee retirement plans, severance, vacation, bonus, incentive compensation and employee welfare benefit plans of Buyer equal to that which such Transferred Employees were credited with by Sellers as of the Closing Date for service with Sellers and their current and former ERISA Affiliates, but excluding benefit accruals for Buyer’s defined benefit pension and post-retirement medical benefit plans.

(g)                                 With respect to events following the Closing, Buyer shall be responsible for sending timely and appropriate notices to all Transferred Employees required under all applicable Legal Requirements relating to plant or facility closings or otherwise regulating the termination of employees.  To the extent that any liability is incurred under any such Legal Requirements based on Buyer’s failure to comply with Section 10.1(a) or Buyer’s actions after the Closing, Buyer will be solely and exclusively responsible for all obligations and liabilities incurred under such Legal Requirements relating to the Contemplated Transactions.

(h)                                 Sellers shall make available to Buyer records which provide information regarding employees’ names, Social Security numbers, dates of hire by Sellers, date of birth, number of hours worked each calendar year, attendance and salary histories for all Transferred Employees.  Sellers shall not provide records to the extent prohibited by any applicable Legal Requirement, including the Health Insurance Portability and Accountability Act of 1996.

10.2                           NONSOLICITATION

(a)                                  Until the date three (3) years after the Closing Date, no Seller shall (and each Seller shall cause its Affiliates not to), without the prior written consent of Buyer, directly or indirectly, knowingly hire, retain or attempt to hire or retain any employee or contract employee of Buyer or interfere with the relationship or prospective employment relationship between Buyer and any Affected Employee, or any of Buyer’s employees or contract employees; provided, however, that such Seller shall not be prohibited from hiring, retaining or attempting to hire or retain any person who responds to a general solicitation or advertisement.

(b)                                 Until the date three (3) years after the Closing Date, Buyer shall not (and Buyer shall cause its Affiliates not to), without the prior written consent of Sellers, directly or indirectly, knowingly hire, retain or attempt to hire or retain any employee or contract employee of any Seller or interfere with the relationship between any Seller and any of its employees or contract employees; provided, however, that Buyer shall not be prohibited from hiring, retaining or attempting to hire or retain any person who responds to a general solicitation or advertisement.

10.3                           CUSTOMER AND OTHER BUSINESS RELATIONSHIPS

For a period of ninety (90) days after the Closing, each Seller will cooperate with Buyer on a commercially reasonable basis at Buyer’s sole cost in its efforts to continue and maintain for the benefit of Buyer those business relationships of such Seller existing prior to the Closing and relating to the Business after the Closing, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others.

10.4                           RETENTION OF AND ACCESS TO RECORDS

(a)                                  For the greater of five years from the Closing Date and any period as may be required by any statute, regulation or Governmental Body or any then pending litigation, Buyer shall maintain in the same manner that it currently maintains its business records and files the business records and files of Sellers that are transferred to Buyer in connection herewith, and in anticipation of, or preparation for, existing or future Proceeding or any Tax audit in which Sellers or any of its Affiliates is involved and which is related to the Business or the Assets, permit Sellers and their Representatives reasonable access to such records and files during regular business hours and upon reasonable notice at Buyer’s principal places of business or at any location where the records are stored; provided, however, that (i) any access shall be had or done in a manner so as not to interfere with the normal conduct of the Business and (ii) Buyer shall not be required to provide access to any confidential record or records, the disclosure of which would violate any governmental statute or regulation or applicable confidentiality agreement with any Person.  Buyer shall notify Parent in writing at least ten days prior to any destruction of such transferred records and files prior to the end of the period referenced in the preceding sentence, and at Parent’s option, deliver such records and files to Parent.

(b)                                 Upon reasonable request therefor by Buyer, Sellers shall deliver to Buyer copies of any original Business Records not delivered to Buyer at the Closing as promptly as reasonably possible at Sellers’ sole cost and expense.  Further, for a period of five (5) years from the Closing, Sellers (i) shall maintain, and shall cause their Affiliates to maintain, at Sellers’ sole cost and expense, those Business Records not delivered to Buyer at the Closing and (b) shall not (and shall cause each of its Affiliates not to) destroy any such Business Records without first notifying Buyer in writing at least 30 days in advance of such destruction and giving Buyer the opportunity to take possession of such Business Records.

10.5                           FURTHER ASSURANCES

The parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

10.6                           PROVISIONS RELATING TO CERTAIN ASSETS

(a)                                  To the extent that a Seller Contract or Governmental Authorization is not capable of being sold, assigned, transferred, subcontracted or conveyed without the approval, consent or waiver of the issuer thereof or the other party thereto, or any Third Party (including a Governmental Body), and such approval, consent or waiver has not been obtained prior to the Closing, or if such sale, assignment, transfer or conveyance or attempted sale, assignment, transfer or conveyance would constitute a breach thereof or a violation of any Legal Requirement, neither this Agreement nor any other Transaction Agreement shall constitute a sale, assignment, transfer or conveyance thereof, or an attempted sale, assignment, transfer or conveyance thereof.

(b)                                 Anything in this Agreement to the contrary notwithstanding, a Seller is not obligated to sell, assign, transfer or convey to Buyer any of its rights or obligations in or to any of the Seller Contracts or Governmental Authorizations without first obtaining all necessary approvals, consents or waivers; provided, however, that the foregoing shall not limit Sellers’ liability for a breach of Section 3.14 or Section 5.1.  Buyer and Sellers shall cooperate with each other to obtain all approvals, consents or waivers necessary to convey to Buyer each such Seller Contract or Governmental Authorization, as soon as practicable; provided, however, that neither such Seller nor Buyer shall be obligated to offer or pay any consideration or concession therefor to the Third Party from whom such approval, consent or waiver is requested.  Other than the Consents set forth on Exhibit 7.2, the failure by any Seller to obtain any such approval, consent or waiver necessary to convey any Seller Contract or Governmental Authorization to Buyer shall not affect the obligations of the parties to close hereunder; provided that such Seller uses commercially reasonable efforts to cause the economic benefit of each Seller Contract to be furnished to Buyer.

(c)                                  To the extent any of the approvals, consents or waivers necessary to convey any Seller Contract or Governmental Authorization to Buyer have not been obtained by any Seller as of the Closing or to the extent any Seller Contract or Governmental Authorization cannot be transferred to Buyer by the Closing, then Buyer and such Seller shall enter into a Subcontract with respect to any such Seller Contract, and such Seller shall, during the remaining term of such Seller Contract or Governmental Authorization, use commercially reasonable efforts, to (i) at the request of Buyer, cooperate with Buyer to obtain the consent of any such Third Party; provided, however, that neither such Seller nor Buyer shall be obligated to offer or pay any consideration to any Person, (ii) at the request of Buyer, cooperate with Buyer in any reasonable and lawful arrangements designed to provide the benefits of such Seller Contract or Governmental Authorization to Buyer, (iii) as it pertains to Seller Contracts, enforce, at the request of Buyer and at the expense and for the account of Buyer, any rights of such Seller arising from such Seller Contract against the issuer thereof or the other party or parties thereto (including the rights to elect to terminate any such Seller Contract in accordance with the terms thereof upon the request of Buyer); and (iv) as it pertains to Governmental Authorization, at the request and expense of Buyer, apply for any necessary renewals or extensions thereof.  To the extent that any Seller enters into lawful arrangements satisfactory to Buyer in its sole discretion designed to provide the benefits of any such Seller Contract or Governmental Authorization to Buyer as set forth in clauses (i) through (iv) above, such Seller Contract or Governmental Authorization shall be deemed to have been conveyed to Buyer for the purposes of this Agreement.

10.7                           SUPPORT

(a)                                  From and after the Closing, in the event and for so long as any Seller actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstances, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to the Business (including during such period prior to Closing), Buyer will cooperate reasonably with Sellers and Sellers’ counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably requested in connection with the contest or defense, all at the reasonable out-of-pocket expense of Sellers (unless Sellers are entitled to indemnification therefor hereunder).  This Section 10.7 is not intended to alter applicable discovery procedures in connection with any litigation between or among the parties hereto.

(b)                                 From and after Closing, Buyer will cooperate reasonably with Sellers and Sellers’ counsel, make available their personnel, assist in preparing and making filings, and provide such access to their books and records as shall be reasonably requested in connection with the closing, termination, de-registration or other activities associated with Sellers’ closing of the foreign branches or offices of the Business that are registered or otherwise held in the name of or on behalf of any Seller or its Affiliates.

10.8                           BUYER ACKNOWLEDGMENT

Buyer acknowledges and understands that, except to the extent expressly set forth in the Transition Services Agreement and the Supply Agreement, benefits that the Business realizes as a result of arrangements that Parent and its Subsidiaries have with third parties will not be available to Buyer after the Closing Date.

11.                                 Indemnification; Remedies

11.1                           SURVIVAL

All representations, warranties, covenants and obligations in this Agreement, the Seller Disclosure Letter, the amendment(s) or supplement(s) to the Seller Disclosure Letter, the Buyer Disclosure Letter, the certificates delivered pursuant to Section 2.9 and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the Contemplated Transactions, subject to Section 11.6. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

11.2                           INDEMNIFICATION AND REIMBURSEMENT BY SELLERS

Sellers will jointly and severally indemnify, defend and hold harmless Buyer, and its Representatives, shareholders, subsidiaries and Related Persons (collectively, the “Buyer Indemnitees”), and will reimburse Buyer Indemnitees for any loss, Liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses), whether or not involving a Third Party Claim (collectively, “Damages”), arising from or in connection with:

(a)                                  any breach of any representation or warranty made by such Seller in (i) this Agreement, (ii) the Seller Disclosure Letter, (iii) the amendment(s) or supplement(s) to the Seller Disclosure Letter, (iv) the certificate delivered pursuant to Section 2.9(a)(ix), (v) any transfer instrument or (vi) any other certificate, document, writing or instrument delivered by such Seller pursuant to this Agreement;

(b)                                 any breach of any covenant or obligation of such Seller in this Agreement or in any other certificate, document, writing or instrument delivered by such Seller pursuant to this Agreement;

(c)                                  if the Closing occurs, any Liability arising out of the ownership or operation of the Assets prior to the Effective Time, except to the extent such Liability arises out of or relates to an Assumed Liability;

(d)                                 if the Closing occurs, any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with such Seller (or any Person acting on such Seller’s behalf) in connection with any of the Contemplated Transactions;

(e)                                  if the Closing occurs, any Seller Benefit Plan; or

(f)                                    if the Closing occurs, any Retained Liabilities.

11.3                           INDEMNIFICATION AND REIMBURSEMENT BY BUYER

Buyer will indemnify, defend and hold harmless Sellers, and their Representatives, shareholders, subsidiaries and Related Persons (collectively, the “Seller Indemnitees”), and will reimburse Seller Indemnitees for any Damages arising from or in connection with:

(a)                                  any breach of any representation or warranty made by Buyer or Buyer Entity in (i) this Agreement, (ii) Buyer Disclosure Letter, (iii) the amendment(s) or supplement(s) to the Buyer Disclosure Letter, (iv) the certificate delivered pursuant to Section 2.9(b)(viii), (v) any transfer instrument or (vi) any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

(b)                                 any breach of any covenant or obligation of Buyer in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

(c)                                  if the Closing occurs, any Liability arising out of the ownership or operation of the Business or Assets following the Effective Time except to the extent such Liability constitutes a Retained Liability;

(d)                                 if the Closing occurs, any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Buyer (or any Person acting on Buyer’s behalf) in connection with any of the Contemplated Transactions;

(e)                                  if the Closing occurs, any Assumed Liabilities; or

(f)                                    if the Closing occurs, except with respect to any Proceeding arising out of or relating to the Liabilities retained pursuant to Section 2.4(b)(iii), any Liability arising out of any Proceeding (including the obligation to handle such Proceeding) commenced after the Effective Time and arising out of or relating to any occurrence or event happening at or after the Effective Time.

11.4                           LIMITATIONS ON AMOUNT — SELLERS

From and after the Closing, Sellers shall have no liability (for indemnification or otherwise) with respect to claims under Section 11.2(a) until the total of all Damages with respect to such matters exceeds [***] in the aggregate and then only for the amount by which such Damages exceed [***]; provided, however, that in no event shall Sellers’ aggregate liability (for indemnification or otherwise) with respect to claims under Section 11.2(a) exceed [***].  Notwithstanding anything to the contrary herein, the limitations set forth in this Section 11.4 will not apply if the Closing does not occur or to a breach of any representation or warranty set forth in Section 3.1, 3.2, 3.7, 3.11(a) or 3.22.

11.5                           LIMITATIONS ON AMOUNT — BUYER

From and after Closing, Buyer shall have no liability (for indemnification or otherwise) with respect to claims under Section 11.3(a) until the total of all Damages with respect to such matters exceeds [***] in the aggregate and then only for the amount by which such Damages exceed [***]; provided, however, that in no event shall Buyer’s aggregate liability (for indemnification or otherwise) with respect to claims under Section 11.3(a) exceed [***].  Notwithstanding anything to the contrary herein, the limitations set forth in this Section 11.5 will not apply if the Closing does not occur or to a breach of any representation or warranty set forth in Section 4.1, 4.2 or 4.5.

11.6                           TIME LIMITATIONS

The several representations and warranties of the parties to this Agreement shall survive the Closing Date for a period of eighteen (18) months from the Closing Date; provided, that the (a) the representations and warranties set forth in (a) Sections 3.1, 3.2, 3.22, 4.1, 4.2 and 4.5 shall survive the Closing Date without limitation, (b) Section 3.11 and Section 3.13 shall survive for 180 days following the expiration of any statutes of limitation under applicable law and (c) Section 3.19 shall survive for five years from the Closing Date (the period during which the representations and warranties shall survive being referred to herein with respect to such representations and warranties as the “Survival Period”), and shall be effective with respect to any inaccuracy therein or breach thereof (and a claim for indemnification under Article 11 hereof may be made thereon) if a written notice asserting the claim and specifying the factual basis of the claim in reasonable detail to the extent then known by the notifying party shall have been given within the Survival Period with respect to such matter.  Any claim for indemnification made during the Survival Period shall be valid and the representations and warranties relating thereto shall remain in effect for purposes of such indemnification notwithstanding such claim may not be resolved within the Survival Period.  The agreements and covenants set forth herein shall survive without limitation.

11.7                           PROCEDURE

All claims for indemnification under this Article 11 shall be asserted and resolved as follows:

(a)                                  A Person entitled to indemnification under Section 11.2 or 11.3 (an “Indemnitee”), promptly after it becomes aware of facts giving rise to a right of indemnification under this Agreement, shall give written notice thereof to the Person obligated to indemnify under such section (an “Indemnitor”), stating the amount of the Damages, if known, and method of computation thereof, all with reasonable particularity, and stating with particularity the nature of the matter and basis of the claim for indemnity under this Agreement.  For purposes of this Section 11.7(a), receipt by a party of written notice of any demand, assertion, claim, action or proceeding (judicial, administrative or otherwise) by or from any Person other than a party to this Agreement that gives rise to Damages on behalf of the party shall constitute the awareness of facts giving rise to a right of indemnification by it under this Agreement and shall require prompt notice of the receipt of such matter as provided in the first sentence of this Section 11.7(a).  Failure to provide the notice shall not affect the right of the Indemnitee to indemnification except to the extent the Indemnitor is materially prejudiced by the Indemnitee’s failure to give such notice.

(b)                                 If an Indemnitee should have Damages against any Indemnitor hereunder that does not involve a Third Party Claim, the Indemnitee shall provide the Indemnitor a written notice with respect to the Damages.  If the Indemnitor does not notify the Indemnitee within 30 calendar days from its receipt of the written notice of Damages that the Indemnitor disputes the Damages, the Damages specified by the Indemnitee in the claim notice shall be deemed a liability of the Indemnitor hereunder.  If the Indemnitor has timely disputed the Damages as provided above, such dispute shall be resolved subject to the provisions of this Agreement.

(c)                                  If an Indemnitee shall have a Third Party Claim asserted against it, the Indemnitee shall provide the Indemnitor written notice of the Damages relating to the Third Party Claim (a “Third Party Claim Notice”).  Within 15 Business Days following receipt by an Indemnitor of a Third Party Claim Notice (the “Election Period”), the Indemnitor shall advise the Indemnitee in writing (i) whether the Indemnitor disputes its potential liability to the Indemnitee under this Article 11 with respect to the Third Party Claim and (ii) whether the Indemnitor elects, at its sole cost and expense, to defend the Indemnitee against such Third Party Claim.

(d)                                 If the Indemnitor notifies the Indemnitee within the Election Period of its election to assume the defense of the Third Party Claim in accordance with Section 11.7(c) above, the Indemnitor shall have the obligation to defend, at its sole cost and expense, the Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnitor to a final conclusion or settled at the discretion of the Indemnitor in accordance with this Section 11.7(d); provided, that the Indemnitor shall not settle or compromise any such Third Party Claim without the prior consent of the Indemnitee (which consent shall not be unreasonably withheld conditioned or delayed) unless (i) the terms of such compromise or settlement require no more than the payment of money (i.e. such settlement or compromise shall not require the admission of wrongdoing by the Indemnitee, impose any obligations upon the Indemnitee or deprive the Indemnitee of any rights), (ii) the full amount of such monetary settlement or compromise will be paid by the Indemnitor, and (iii) the Indemnitee receives as part of such settlement or compromise a legal, binding and enforceable unconditional satisfaction and/or release from any and all further actions or liabilities relating to the subject matter of the Third Party Claim.  The Indemnitor shall have full control of such defense and proceedings, including, subject to the preceding sentence, any compromise or settlement thereof.  The Indemnitee is hereby authorized to file, during the Election Period, any motion, answer or other pleadings that the Indemnitee shall, in good faith, deem necessary or appropriate to protect its interest or those of the Indemnitor and not prejudicial to the Indemnitor (it being understood and agreed that if the Indemnitee takes any such action that is prejudicial and conclusively causes a final adjudication adverse to the Indemnitor, the Indemnitor shall be relieved of its obligations hereunder with respect to the Third Party Claim to the extent so adjudicated).  If requested by the Indemnitor, the Indemnitee agrees, at the sole cost and expense of the Indemnitor, to cooperate with the Indemnitor and its counsel in contesting any Third Party Claims, including by making of any related counterclaim against the Person asserting the Third Party Claim or any cross-complaint against any Person.  The Indemnitee shall have the right to participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnitor pursuant to this Section 11.7(d), and shall bear its own costs and expenses with respect to any such participation.

(e)                                  If an Indemnitor fails to notify an Indemnitee within the Election Period that the Indemnitor elects to defend the Indemnitee pursuant to Section 11.7(c) or if the Indemnitor fails to diligently defend or settle the Third Party Claim or to prosecute any appropriate counterclaim against the Person making the Third Party Claim or any cross-complaint against any Person, or if the Indemnitee reasonably objects to such election on the grounds that counsel for such Indemnitee cannot represent both the Indemnitor and the Indemnitee because such representation would be reasonably likely to result in a conflict of interest, then the Indemnitee shall have the right but not the obligation to defend, at the sole cost and expense of the Indemnitor (but only if the Indemnitee actually is entitled to indemnification hereunder), the Third Party Claim by such proceedings deemed reasonably appropriate by the Indemnitee and its counsel.  The Indemnitee shall have full control of such defense and proceedings, including any compromise or settlement of the Third Party Claim; provided, that the Indemnitee shall not enter into any compromise or settlement of such Third Party Claim without the Indemnitor’s consent, which shall not be unreasonably withheld or delayed.  If requested by the Indemnitee, the Indemnitor shall, at the sole cost and expense of the Indemnitor, cooperate with the Indemnitee and its counsel in contesting any Third Party Claim that the Indemnitee is contesting, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim or any cross-complaint against any Person.  Notwithstanding the foregoing in this Section 11.7(e), if the Indemnitor has delivered a written notice to the Indemnitee to the effect that the Indemnitor disputes its potential liability to the Indemnitee under this Article 11 and if such dispute is resolved in favor of the Indemnitor, the Indemnitor shall not be required to bear the costs and expenses of the Indemnitee’s defense pursuant to this Article 11 or of the Indemnitor’s participation therein at the Indemnitee’s request, and the Indemnitee shall reimburse the Indemnitor in full for all reasonable costs and expenses of the Indemnitor in connection with the Third Party Claim, excluding, however, any litigation with respect to its indemnity obligation hereunder.  The Indemnitor shall have the right to participate in, but not control, any defense or settlement controlled by the Indemnitee pursuant to this Section 11.7(e), and the Indemnitor shall bear its own costs and expenses with respect to any such participation.

11.8                           PAYMENT

(a)                                  Payments of all amounts owing by an Indemnitor as a result of a Third Party Claim shall be made within five Business Days after the earlier of (i) the settlement of the Third Party Claim and (ii) the expiration of the period of appeal of a final adjudication of the Third Party Claim.  Payments of all amounts owing by an Indemnitor other than as a result of a

Third Party Claim shall be made within five Business Days after the later of (i) 30 days after the expiration of the Election Period or (ii) if contested through dispute resolution proceedings, the expiration of the period for appeal of a final adjudication of the Indemnitor’s liability to the Indemnitee under this Agreement.  Notwithstanding the foregoing, if the Indemnitor has not contested its indemnity obligations hereunder and has not elected to assume the defense of a Third Party Claim, the Indemnitor shall reimburse (promptly after the receipt of each invoice therefor) the Indemnitee for the reasonable and documented out-of-pocket costs and expenses incurred by the Indemnitee in contesting the Third Party Claim.

11.9                           NO SET-OFF

Neither Buyer nor any Seller shall have any right to setoff any Damages against any payments to be made by either of them pursuant to this Agreement, any other Transaction Agreement or otherwise.

11.10                     INSURANCE

The Indemnitor shall be subrogated to the rights of the Indemnitee in respect of any insurance relating to Damages to the extent of any indemnification payments made hereunder for such Damages.

11.11                     NO DUPLICATION

Any Liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such Liability constituting a breach of more than one representation, warranty, covenant or agreement.

11.12                     REMEDIES

(a)                                  The parties agree that, except as provided in Section 13.5, the sole and exclusive remedy of any party hereto or their respective Affiliates with respect to this Agreement and in any other agreement delivered by any Seller or Buyer in connection with the Contemplated Transactions (collectively, the “Transaction Agreements”) or any other claims relating to the Business, the events giving rise to this Agreement and the other Transaction Agreements and the Contemplated Transactions shall be limited to the indemnification provisions set forth in this Article 11; provided that this limitation shall not apply in the event of fraud; and provided further that if an Indemnitor shall breach or threaten to commit a breach of any of its restrictive covenants set forth in this Agreement or any other Transaction Agreement (the “Restrictive Covenants”), any Indemnitee shall have the right in addition to, and not in lieu of, any other rights and remedies available to such Indemnitee, under law or in equity, to have the Restrictive Covenants specifically enforced by any court, including the right to seek entry against such Indemnitor, any of its Affiliates and any shareholder, officer, director, employee of each of the foregoing of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of the Restrictive Covenants, it being acknowledged and agreed that money damages will not provide such Indemnitee an adequate remedy.

(b)                                 The parties hereto intend that, even though indemnification and other obligations appear in various sections and articles of this Agreement, the indemnification procedures and limitations contained in this Article 11 shall apply to all indemnity and other obligations of the parties under this Agreement, except to the extent expressly excluded in this Article 11.

11.13                     NO SPECIAL DAMAGES

IN NO EVENT SHALL ANY PARTY BE LIABLE UNDER THIS ARTICLE 11 OR OTHERWISE IN RESPECT OF THIS AGREEMENT FOR EXEMPLARY, SPECIAL, PUNITIVE, INDIRECT, REMOTE, SPECULATIVE OR CONSEQUENTIAL DAMAGES EXCEPT TO THE EXTENT ANY SUCH PARTY SUFFERS SUCH DAMAGES TO AN UNAFFILIATED THIRD PARTY IN CONNECTION WITH A THIRD PARTY CLAIM, IN WHICH EVENT SUCH DAMAGES SHALL BE RECOVERABLE.

12.                                 Confidentiality

12.1                           DEFINITION OF CONFIDENTIAL INFORMATION

(a)                                  As used in this Article 12, the term “Confidential Information” includes any and all of the following information of any Seller or Buyer that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically or otherwise, or otherwise made available by observation, inspection or otherwise by either party (Buyer on the one hand or Sellers on the other hand) or its Representatives (collectively, a “Disclosing Party”) to the other party or its Representatives (collectively, a “Receiving Party”):

(i)                                           all information that is a trade secret under applicable trade secret or other law;

(ii)                                        all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, Software and database technologies, systems, structures and architectures;

(iii)                                     all information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented), and all information obtained from review of the Disclosing Party’s documents or property or discussions with the Disclosing Party regardless of the form of the communication; and

(iv)                                    all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing.

(b)                                 Any trade secrets of a Disclosing Party shall also be entitled to all of the protections and benefits under applicable trade secret law and any other applicable law. If any information that a Disclosing Party deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Article 12, such information shall still be considered Confidential Information of that Disclosing Party for purposes of this Article 12 to the extent included within the definition.  In the case of trade secrets, each Disclosing Party, hereby waives any requirement that the other party submit proof of the economic value of any trade secret or post a bond or other security.

12.2                           RESTRICTED USE OF CONFIDENTIAL INFORMATION

(a)                                  Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that such Confidential Information (i) shall be kept confidential by the Receiving Party; (ii) shall not be used for any reason or purpose other than to evaluate and consummate the Contemplated Transactions; and (iii) without limiting the foregoing, shall not be disclosed by the Receiving Party to any Person, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written consent of an authorized Representative of Sellers with respect to Confidential Information of Sellers (each, a “Seller Contact”) or an authorized Representative of Buyer with respect to Confidential Information of Buyer (each, a “Buyer Contact”). Each of Buyer and Sellers shall disclose the Confidential Information of the other party only to its Representatives who require such material for the purpose of evaluating the Contemplated Transactions and are informed by Buyer or Sellers, as the case may be, of the obligations of this Article 12 with respect to such information.  Each of Buyer and Sellers shall (A) enforce the terms of this Article 12 as to its respective Representatives; (B) take such action to the extent necessary to cause its Representatives to comply with the terms and conditions of this Article 12; and (C) be responsible and liable for any breach of the provisions of this Article 12 by it or its Representatives.

(b)                                 Unless and until this Agreement is terminated, Sellers shall maintain as confidential any Confidential Information (including for this purpose any information of Sellers of the type referred to in Sections 12.1(a)(i), (ii) and (iii), whether or not disclosed to Buyer) of Sellers relating to any of the Assets or the Assumed Liabilities. Notwithstanding the preceding sentence, Sellers may use any Confidential Information of Sellers before the Closing in the ordinary course of the Business consistent with past practices in connection with the transactions permitted by Section 6.2.

(c)                                  From and after the Closing, the provisions of Section 12.2(a) above shall not apply to or restrict in any manner Buyer’s use of any Confidential Information of Sellers relating solely to any of the Assets or the Assumed Liabilities.

12.3                           EXCEPTIONS

Sections 12.2(a) and (b) do not apply to that part of the Confidential Information of a Disclosing Party that a Receiving Party demonstrates (a) was, is or becomes generally available to the public other than as a result of a breach of this Article 12 or the Confidentiality Agreement by the Receiving Party or its Representatives; (b) was or is developed by the Receiving Party independently of and without reference to any Confidential Information of the Disclosing Party; or (c) was, is or becomes available to the Receiving Party on a nonconfidential basis from a Third Party not bound by a confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure. Sellers shall not disclose any Confidential Information of Sellers relating to any of the Assets or the Assumed Liabilities in reliance on the exceptions in clauses (b) or (c) above.

12.4                           LEGAL PROCEEDINGS

If a Receiving Party becomes compelled in any Proceeding or is requested by a Governmental Body having regulatory jurisdiction over the Contemplated Transactions to make any disclosure that is prohibited or otherwise constrained by this Article 12, that Receiving Party shall provide the Disclosing Party with prompt notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Article 12. In the absence of a protective order or other remedy, the Receiving Party may disclose that portion (and only that portion) of the Confidential Information of the Disclosing Party that, based upon advice of the Receiving Party’s counsel, the Receiving Party is legally compelled to disclose or that has been requested by such Governmental Body, provided, however, that the Receiving Party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed. The provisions of this Section 12.4 do not apply to any Proceedings between the parties to this Agreement.  Notwithstanding anything to the contrary in this Article 12 or elsewhere in this Agreement, any Seller may disclose any Confidential Information to the extent it reasonably believes such disclosure is required to comply with the requirements of any applicable Legal Requirement, including the rules and regulations of the New York Stock Exchange.

12.5                           RETURN OR DESTRUCTION OF CONFIDENTIAL INFORMATION

If this Agreement is terminated, each Receiving Party shall (a) destroy all Confidential Information of the Disclosing Party prepared or generated by the Receiving Party without retaining a copy of any such material; (b) promptly deliver to the Disclosing Party all other Confidential Information of the Disclosing Party, together with all copies thereof, in the possession, custody or control of the Receiving Party or, alternatively, with the written consent of a Seller Contact or a Buyer Contact (whichever represents the Disclosing Party) destroy all such Confidential Information; and (c) certify all such destruction in writing to the Disclosing Party, provided, however, that the Receiving Party may retain a list that contains general descriptions of the information it has returned or destroyed to facilitate the resolution of any controversies after the Disclosing Party’s Confidential Information is returned.

12.6                           ATTORNEY-CLIENT PRIVILEGE

The Disclosing Party is not waiving, and will not be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party, regardless of whether the Disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The parties (a) share a common legal and commercial interest in all of the Disclosing Party’s Confidential Information that is subject to such privileges and protections; (b) are or may become joint defendants in Proceedings to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; (c) intend that such privileges and protections remain intact should either party become subject to any actual or threatened Proceeding to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; and (d) intend that after the Closing the Receiving Party shall have the right to assert such protections and privileges. No Receiving Party shall admit, claim or contend, in Proceedings involving either party or otherwise, that any Disclosing Party waived any of its attorney work-product protections, attorney-client privileges or similar protections and privileges with respect to any information, documents or other material not disclosed to a Receiving Party due to the Disclosing Party disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party.

13.                                 General Provisions

13.1                           EXPENSES

Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of its Representatives.  Buyer will pay all HSR Act filing fees. If this Agreement is terminated, the obligation of each party to pay its own fees and expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

13.2                           PUBLIC ANNOUNCEMENTS

Except as may be required to comply with the requirements of any applicable Legal Requirement or the rules and regulations of any stock exchange or national market system upon which the securities of any Seller or Buyer are listed, no party will issue any press release or other public announcement relating to the subject matter of this Agreement or the Contemplated Transactions without the prior approval (which approval will not be unreasonably withheld or delayed) of the other party; provided, however, that, after the Closing, any Seller or Buyer will be entitled to issue any such press release or make any such other public announcement without obtaining such prior approval if it has previously provided a copy of the press release or other public announcement to the other party for a reasonable period of time for review and comment.

13.3                           NOTICES

All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address or facsimile number or person as a party may designate by notice to the other parties):

Sellers:	Stewart & Stevenson Services, Inc.
2707 North Loop West, Suite 800
Houston, Texas 77008
Attention: General Counsel
Facsimile: (713) 868-2130
Confirm: (713) 868-7700

with a mandatory copy to:	Fulbright & Jaworski L.L.P.
1301 McKinney, Suite 5100
Houston, Texas 77010-3095
Attention: Charles H. Still
Facsimile: (713) 651-5246
Confirm: (713) 651-5151

Buyer:	c/o Parman Capital Group, LLC
Attention: Hushang Ansary
1000 Louisiana, Suite 5900
Houston, Texas 77002
Facsimile: 713-659-3137
Confirm: 713-650-0071

with a mandatory copy to:	Jones Day
Attention: William F. Henze II
222 East 41st Street
New York, NY 10017
Facsimile: 212-755-7306
Confirm: 212-326-3939

13.4                           DISPUTE RESOLUTION

In the event of any dispute or controversy (except for any dispute or controversy arising out of (i) the allocation of related and personal property Taxes that is to be resolved in accordance with Section 2.5 or (ii) the calculation of Closing Net Asset Value that is to be resolved in accordance with Section 2.11) arising out of or relating to this Agreement, or any matter relating hereto or the Contemplated Transactions (the “Dispute”), the parties shall first try to resolve the dispute by mutual agreement.  If the parties are unable to resolve the Dispute by entering into a written settlement agreement within 30 days following a party’s delivery of a written notice of a Dispute, setting forth in reasonable detail the circumstances and basis for the Dispute (“Notice of Dispute”), the Dispute shall be determined by binding arbitration in accordance with the rules for commercial arbitration of the American Arbitration Association then in effect (subject to any contrary provision in this Agreement).  Judgment upon the award shall be final and may be entered in any court having jurisdiction thereof.  The place of arbitration shall be Houston, Texas.  The arbitrators shall determine the arbitrability of any and all Disputes arising out of or related to this Agreement, including the existence, validity, and scope of this agreement to arbitrate.  The arbitrator(s) shall be qualified by education, experience, or training to decide the matters in the Dispute.  The arbitrator(s) shall apply any statutes of limitations applicable under Texas law to the claims and defenses asserted in the Dispute Delivery of the Notice of Dispute shall toll the running of any applicable statutes of limitations.  Notwithstanding the foregoing, in the event that a Dispute requires emergency relief before the matter may be resolved pursuant to the arbitration provisions provided herein, the provisions of this Section 13.4 shall not prohibit an action for injunctive or other forms of ancillary relief or a writ of mandamus filed in connection with such Dispute; provided, however, the arbitration provisions provided herein shall still govern the resolution of the Dispute.

All negotiations and any arbitration relating to a Dispute, including any Notice of Dispute, settlement, arbitral award, decision, or order, documents exchanged or produced, and any briefs or other documents prepared for the arbitration, are confidential and may not be disclosed by any party, their employees, officers, directors, counsel, consultants, and expert witnesses, except to the extent necessary to enforce any settlement agreement or arbitration award, to enforce rights of a party, as required by law or regulation, or for a bona fide business purpose, such as disclosure to accountants, shareholders, or third-party purchasers; provided, however, that breach of this confidentiality provision shall not void any settlement or award.

13.5                           ENFORCEMENT OF AGREEMENT

(a)                                  Each Seller acknowledges and agrees that Buyer would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by such Seller could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Buyer may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

(b)                                 Buyer acknowledges and agrees that Sellers would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by Buyer could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which any Seller may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

13.6                           WAIVER; REMEDIES CUMULATIVE

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

13.7                           ENTIRE AGREEMENT AND MODIFICATION

This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent, exclusivity agreement and any confidentiality agreement between Buyer and any one or more of the Sellers) and constitutes (along with the Seller Disclosure Letter, the Buyer Disclosure Letter, the Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.  None of this Agreement, the Seller Disclosure Letter or the Buyer Disclosure Letter may be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

13.8                           ASSIGNMENTS, SUCCESSORS AND NO THIRD PARTY RIGHTS

No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties; provided, however that Buyer may assign its rights or delegate its obligations hereunder to any Person that is directly or indirectly controlled by him, and upon the later of any such Assignment or the payment of the Purchase Price (including the Adjustment Amount) be released from all obligations under this Agreement.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties.  Except such rights as shall inure to a successor or permitted assignee pursuant to this Section 13.8, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, including, with respect to any Transferred Employee or legal representative thereof, any right to employment for any specified period or of any nature or kind whatsoever.

13.9                           SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

13.10                     CONSTRUCTION

The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Articles,” and “Sections” refer to the corresponding Articles and Sections of this Agreement, the Seller Disclosure Letter and the Buyer Disclosure Letter.

13.11                     TIME OF ESSENCE

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

13.12                     GOVERNING LAW

Except as set forth in the next sentence, this Agreement will be governed by and construed under, and any Dispute determined in accordance with, the laws of the State of Texas without regard to conflicts-of-laws principles that would require the application of any other law.

13.13                     EXECUTION OF AGREEMENT

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

/s/ Hushang Ansary
Hushang Ansary

Stewart & Stevenson Services, Inc.

By:	/s/ John B. Simmons
Name: John B. Simmons
Title: Senior Vice President, Chief Financial Officer and
Treasurer

Stewart & Stevenson Petroleum Services, Inc.

By:	/s/ John B. Simmons
Name: John B. Simmons
Title: Vice President and Treasurer

Stewart & Stevenson International, Inc.

By:	/s/ John B. Simmons
Name: John B. Simmons
Title: President and Treasurer

Sierra Detroit Diesel Allison, Inc.

By:	/s/ John B. Simmons
Name: John B. Simmons
Title: Vice President

S&S Trust

By:	/s/ Don Mueller
Name: Don Mueller
Title: President

Schedules are omitted in accordance with Item 601(b)(2) of Regulation S-K. Schedules will be provided by the Company to the Securities and Exchange Commission upon request.